Exhibit 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

BY AND AMONG

FOOT LOCKER RETAIL, INC.,

EUROSTAR, INC.,

THE PERSONS IDENTIFIED AS SELLERS HEREIN

AND

ERIC ALON AND F. BARRON FLETCHER III,

AS THE SELLER REPRESENTATIVES

DATED AS OF AUGUST 1, 2021

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EXHIBITS

Exhibit A	Company Share Ownership
Exhibit B	Purchase Price Allocation
Exhibit C-1	Form of Assignment Separate from Certificate
Exhibit C-2-A	Form of Company Closing Certificate
Exhibit C-2-B	Form of Company & Seller Representatives’ Closing Certificate
Exhibit C-3	Form of Buyer Closing Certificate
Exhibit C-4	Form of Restrictive Covenant Agreement
Exhibit D	Omnibus Lease Amendment
Exhibit E	Release of Encumbrances

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STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated effective as of August 1, 2021 is by and among Foot Locker Retail, Inc., a New York corporation (“Buyer”), Eurostar, Inc., a Delaware corporation (the “Company”), the persons set forth of the signature pages hereto as holding Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series C Preferred Stock, Class A Common Stock, Class B-1 Common Stock, Class B-2 Common Stock, Class B-3 Common Stock and/or Class A Common Stock Options (each a “Seller” and collectively, “Sellers”), and Eric Alon and Barron Fletcher III as the Seller Representatives. Certain capitalized terms used herein but not otherwise defined shall have the meanings set forth in Section 1.

RECITALS

A.              Sellers are the owners (beneficially and of record), collectively, of (i) 100% of the outstanding capital stock of the Company, consisting of Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series C Preferred Stock, Class A Common Stock, Class B-1 Common Stock, Class B-2 Common Stock and Class B-3 Common Stock (collectively, the “Stock”), and (ii) 100% of the outstanding rights to purchase capital stock of the Company, consisting of Class A Common Stock Options, in each case, as specified in Exhibit A hereto.

B.              Buyer desires to acquire, and the Sellers desire to sell to Buyer, 100% of the Stock, and all of the Class A Common Stock Options will be cancelled in exchange for cash payments as provided herein.

AGREEMENTS

In consideration of the foregoing recitals and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

Section 1.             Defined Terms. In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings:

(i)                    “Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, assessment, hearing, complaint, examination, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity, pending by or before any court, tribunal, arbitrator or other Governmental Authority.

(ii)                    “Accounting Principles” means the accounting principles, and valuation practices, policies, conventions, methodologies and procedures followed by the Company in the preparation of the 2020 Audited Financial Statements provided,

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however, that such accounting principles, valuation practices, policies, methodologies, and procedures are and shall be in accordance with GAAP.

(iii)                  “Adjusted Debt Amount” means Indebtedness of the Company, which, for avoidance of doubt, shall (i) include the amount for capitalized equipment leases, deferred Taxes under the CARES Act, Deferred COVID-19 Rent, and all liabilities and obligations of the Company with respect to gift cards, and (ii) exclude the amount of capitalized real estate Leases.

(iv)                  “Adjustment Escrow Amount” means the adjustment escrow funds held in escrow by the Escrow Agent pursuant to the Escrow Agreement, which amount will be seven million five hundred thousand dollars ($7,500,000).

(v)                   “Affiliate” shall mean a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person; including any partnership or joint venture in which such Person (either alone, or through or together with any other Subsidiaries) has, directly or indirectly, an equity interest of 50% or more. For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of equity interests or as trustee or executor, by Contract or credit arrangement or otherwise.

(vi)                   “Alon Realty” mean Alon Realty, LLC, a California limited liability company.

(vii)                  “Business” shall mean the operation by the Company of physical retail stores and omni-channel e-commerce specializing in the sale of athletic and casual footwear, athletic and casual apparel, and related equipment and accessories.

(viii)                 “Business Day” shall mean any day other than a day on which banks in California or New York are required or authorized by Law to be closed.

(ix)                    “Buyer Lease Consent Costs” shall mean any costs, fees and expenses required to be paid in order to obtain any waivers, releases, consents or approvals of any landlord, to the extent such fees, costs or expenses are equal to or less than, in the case of any individual Lease, one thousand dollars ($1,000).

(x)                    “Cap” means $75,000,000.

(xi)                  “Cash” means with respect to the Company as of any time, the aggregate amount of all unrestricted cash and cash equivalent items of the Company as of such time, calculated on a consolidated basis, including, without limitation, checking account balances, bank account balances (including deposited but uncleared bank deposits), marketable securities, certificates of deposit and other short term investments, credit card receivables (or receivables under PayPal or similar applications), plus all received but uncleared checks (provided that credit for any check or bank deposit that is dishonored shall be excluded and appropriate adjustment shall be made at the Closing if the facts are

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known at that time or, if such facts are not known at Closing, then pursuant to Section 2(f)), minus (x) outstanding but uncleared checks, drafts and wires issued prior to such time and (y) any cash which is not freely usable because it is subject to restrictions, limitations or Taxes on use or distribution by Law, contract or otherwise; provided, that amounts in respect of the following shall not constitute "Cash" for purposes of this agreement: deposits (including deposits held by landlords, utility deposits, deposits under capital leases or otherwise), Tenant Improvement and CAM Allowance Receivables and accounts described in the financial records of the Company as “AR other”. For the avoidance of doubt, Cash may be a negative number.

(xii)                  “CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended.

(xiii)                 “Claim” shall mean any claim, demand, cause of action, investigation, inquiry, suit, action, notice of violation or legal, administrative, arbitrative or other proceeding.

(xiv)                 “Class A Common Stock” shall mean the Class A Common Stock of the Company.

(xv)                 “Class A Common Stock Option” shall mean an option to purchase shares of Class A Common Stock under a Stock Option Agreement.

(xvi)                 “Class B-1 Common Stock” shall mean the Class B-1 Common Stock of the Company.

(xvii)                “Class B-2 Common Stock” shall mean the Class B-2 Common Stock of the Company.

(xviii)               “Class B-3 Common Stock” shall mean the Class B-3 Common Stock of the Company.

(xix)                “Closing” shall mean the consummation of the transactions contemplated by this Agreement.

(xx)                  “Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations, rulings, and forms issued thereunder.

(xxi)                 “Company Fundamental Representations” means the representations and warranties of the Company contained in Section 3(a) (Organization and Qualification; Enforceability), Section 3(b) (Capitalization), and Section 3(r) (Brokers).

(xxii)                “Company Taxes Payable” shall mean the aggregate amount of the unpaid Taxes of the Company (however denominated) for all Pre-Closing Tax Periods; provided that, the amount of such Taxes for any Pre-Closing Tax Period shall (a) not be less than zero, (b) be computed in accordance with the past practice of the Company in preparing its Tax Returns and without regard to deferred Tax assets and liabilities, (c) take into account any Transaction Tax Deductions properly allocable to such Pre-Closing Tax

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Period, (d) exclude any increase in Taxes for such Pre-Closing Tax Period due to any transaction occurring after the Closing, but on the Closing Date, that is outside of the ordinary course of business and is not contemplated by this Agreement, (e) in the case of any Straddle Period, be calculated in accordance with Section 8(a)(iii) and (f) shall not include current non-income Tax liabilities.

(xxiii)               “Company Equity Incentive Plan” shall mean that certain 2016 Equity Incentive Plan adopted by the Company on September 9, 2016.

(xxiv)               “Company Intellectual Property” shall mean all Intellectual Property owned by, or licensed to, the Company.

(xxv)                “Contract” shall mean any written or oral agreement, contract, debenture, note, bond, mortgage, indenture, deed of trust, lease, license, promises, understanding, commitment or other instrument or agreement or any other legally binding obligation of a Person (including any supplements, amendments and other modifications thereto).

(xxvi)               “Employee Benefit Plan” shall mean each “employee pension benefit plan” as defined in Section 3(2) of ERISA (whether or not subject to ERISA), “employee welfare plan” as defined in Section 3(1) of ERISA (whether or not subject to ERISA) and each other plan, program, arrangement or agreement providing bonus or incentive compensation, deferred compensation, restricted stock, stock option, other stock based incentive, retention, severance pay, sick leave, vacation pay, tuition expense, dependent care assistance, cafeteria plan, salary continuation, bonus plan, employment or other service related change in control benefit, or other similar employment or service related benefit, but excluding governmental program that an employer is required by Law to maintain or contribute to (such as unemployment compensation insurance and the U.S. federal Social Security program).

(xxvii)              "Deferred COVID-19 Rent" means amounts payable to landlords and sublandlords for any deferment of rent due to the COVID-19 pandemic.

(xxviii)             “Effective Time” means 11:59 p.m. Pacific Daylight Time on the Closing Date, without giving effect to the transactions contemplated by this Agreement.

(xxix)                “Encumbrance” shall mean, with respect to any property or asset (including any security), any claim, debt, lien, pledge, security interest, option, right of first refusal and similar rights such as (but not limited to) easement, mortgage, charge, indenture, deed of trust, option, right of way, covenant, condition or restriction on the use of real property, encroachment or any other encumbrance on the use of real or personal property or asset, restriction on transfer of any nature, any conditional, installment or contingent sale or other title retention agreement or lease in the nature thereof.

(xxx)                 “Environmental Laws” shall mean all applicable Laws, Orders, Permits, binding determinations, and decisions or remediation and risk standards of any Governmental Authority, relative to or that govern or purport to govern air quality, soil quality, water quality, sub-slab and indoor contaminant air vapors, wetlands, natural resources, solid waste, hazardous waste, hazardous or toxic substances, pollution or the

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protection of employee health and safety, public health, human health or the environment in effect on the date hereof, including, but not limited to, CERCLA, the Hazardous Materials Transportation Act (49 U.S.C. § 1801), the Federal Water Pollution Control Act (33 U.S.C. § 1251, et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Clean Air Act (42 U.S.C. § 7401, et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601, et seq.), and the Federal Insecticide, Fungicide, Rodenticide Act (7 U.S.C. § 136, et seq.), Ontario’s Environmental Protection Act (R.S.O. c. E. 18) and Quebec’s Environmental Quality Act (CQLR c. Q-2) as each of these Laws have been amended from time to time.

(xxxi)                “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules, regulations and forms promulgated thereunder.

(xxxii)              “ERISA Affiliate” shall mean any entity (whether or not incorporated) which is or was, together with the Company, treated as a single employer under Section 414(b), (c), (m), or (o) of the Code.

(xxxiii)             “Estimated Seller Closing Payment” means an aggregate amount equal to the Estimated Seller Closing Consideration, plus (a) the aggregate exercise price of all Class A Common Stock Options outstanding as of immediately prior to the Closing, minus (b) the Sellers’ Share of the R&W Premium.

(xxxiv)              “Escrow Agent” means U. S. Bank, N.A.

(xxxv)               “Escrow Agreement” means the escrow agreement that is to be entered into on the Closing Date, by and among Buyer, the Seller Representatives and the Escrow Agent, in a form to be mutually agreed upon by Buyer and the Seller Representatives.

(xxxvi)             “Example Adjusted Debt Calculation” means the example calculation of Adjusted Debt Amount as of May 31, 2021 attached as Section B-3 of the Disclosure Schedule, which is included for illustrative purposes only.

(xxxvii)            “Example Cash Calculation” means the example calculation of Cash as of May 31, 2021 attached as Section B-4 of the Disclosure Schedule, which is included for illustrative purposes only.

(xxxviii)           “Example NWC Calculation” means the example calculation of Net Working Capital as of May 31, 2021 attached as Section B-2 of the Disclosure Schedule, which is included for illustrative purposes only.

(xxxix)              “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(xl)                  “Existing Credit Agreement” means the Credit Agreement dated November 26, 2014 (as amended by that certain Waiver and First Amendment to Credit Agreement dated May 19, 2016, as further amended by that certain Consent, Waiver and Second Amendment to Credit Agreement dated September 9, 2016, as further amended by that certain Third Amendment to Credit Agreement dated June 1, 2018, as further amended by that certain Fourth Amendment to Credit Agreement dated June 26, 2019

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and as further amended by that certain Fifth Amendment to Credit Agreement and First Amendment to Security Agreement dated August 13, 2020), among the Company, the guarantors party thereto, Wells Fargo Bank, National Association, as agent and L/C issuer and the other lenders party thereto.

(xli)                  “Final Deficiency” means the amount, if any, by which the Final Seller Closing Payment is less than the payments to Sellers calculated pursuant to Section 2(e)(vi).

(xlii)                 “Final Excess” means the amount, if any, by which the Final Seller Closing Payment exceeds the payments to Sellers calculated pursuant to Section 2(e)(vi).

(xliii)                “Final Seller Closing Payment” means the payments to Sellers calculated pursuant to Section 2(e)(vi), except that the Final Cash Amount, the Final Adjusted Debt Amount, the Final Seller Transaction Expenses and the Final Closing Net Working Capital used in the Estimated Seller Closing Consideration in Section 2(e)(vi) shall be substituted in the place of the Estimated Cash Amount, Estimated Adjusted Debt Amount, the Estimated Seller Transaction Expenses and the Estimated Closing Net Working Capital (each as finally determined under Section 2(f)), respectively; and the corresponding changes to the “Estimated Seller Closing Payment” and its impact on the “Option Closing Consideration” will also be reflected in the changes to the payments to Sellers pursuant to Section 2(e)(vi).

(xliv)                “Funds Flow Memorandum Indemnity Matters” means the accuracy of the amounts, names of the payees, and wiring instructions set forth in the Funds Flow Memorandum.

(xlv)                “Fraud” means a claim for common law fraud, based on a representation or warranty set forth in Section 3 or Section 4 (as applicable) or in a certificate delivered pursuant to Section 10; provided that, at the time such representation was made, (b) such representation was inaccurate, (a) such Person making such representation had actual knowledge (excluding imputed or constructive knowledge) of the inaccuracy of such representation, (c) the Person making such representation intended the other Person to rely on such representation, and (d) the other party acted in reliance on such inaccurate representation and suffered financial injury as a result of such inaccuracy.

(xlvi)                “GAAP” shall mean generally accepted accounting principles in the United States of America in effect at any relevant time, provided that, in the case of the Financial Statements, GAAP shall be as in effect on the date of the relevant Financial Statement.

(xlvii)              “Governmental Authority” shall mean any federal, state, county, municipal, foreign, international or other governmental department, subdivision, commission, board, tribunal, court, bureau, agency or instrumentality, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitration panel or alternative dispute resolution body.

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(xlviii)              “Hazardous Substance” shall mean hazardous substances as that term is defined in CERCLA, or any solid waste, hazardous waste and any other individual, class or mixture of pollutants, contaminants, toxins, chemicals, substances, wastes or materials in their solid, liquid or gaseous phase, defined, listed, designated, regulated, classified or identified as such under any Environmental Law, and shall include, without limitation, petroleum, petroleum byproducts, polychlorinated biphenyls, per- and polyfluoroalkyl substances, asbestos, radon, urea-formaldehyde insulation, or any other chemicals, materials or substances which are regulated under any Environmental Law because of their hazardous or deleterious properties.

(xlix)                “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the regulations promulgated thereunder, in each case, as amended from time to time.

(l)                    “Indebtedness” shall mean the outstanding amount of any obligations of the Company as of immediately prior to the Closing for: (a) indebtedness for borrowed money (including if guaranteed or for which a Person is otherwise liable or responsible, an obligation to assume indebtedness) and including current and long-term portions of bank debt, mortgages, indenture, deed of trust or other purchase money lien or conditional sale or other title retention agreement, shareholder loans and other loans, unpaid installment obligations, make-whole payments, notes payable and negative cash balances; (b) installment purchases of real or personal property or services; (c) all capital or financing lease obligations which have been capitalized in past practice or which would be required to be capitalized in accordance with GAAP; (d) obligations evidenced by any note, bond, debenture, or other similar instrument or debt security; (e) under any interest rate swap, forward contract or other hedging arrangement of the Company; (f) off-balance sheet financing, including synthetic leases and project financing; (g) all reimbursement and other obligations with respect to letters of credit, surety bonds, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (h) all liabilities for any deferred purchase price of property or services with respect to which the Company is liable, contingently or otherwise, as obligor or otherwise and including any earnouts, seller notes, contingent payments or similar obligations related to past acquisitions, (i) except to the extent the amount is reflect in Net Working Capital or is funded, any compensation that is earned with respect to services performed for or on behalf of the Company prior to the Closing by any employee or independent contractor or other service provider of the Company to the extent unpaid as of Closing (and the employer portion of any payroll, social security or employment Taxes with respect to such payments (without regard to any ability to defer such Taxes under the CARES Act)), including any severance or similar Liabilities owed in respect of employees, independent contractors or other service providers of the Company whose employment, service or engagement is terminated prior to Closing; (j) all obligations of the Company in respect of any unsatisfied obligation for “withdrawal liability” to a “multiemployer plan” as such terms are defined under ERISA; (k) for guarantees of any Liability of a third party of the type described in clauses (a) through (j); and (l) any

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Company Taxes Payable. “Indebtedness” includes any and all principal or scheduled payments, accrued interest or finance charges, and other fees, penalties or payments relating to the foregoing components of Indebtedness in clauses (a) through (l) (including any prepayment penalties, premiums, costs, breakage or other amounts), but does not include trade payables or any other Liability to the extent included in the calculation of Final Closing Net Working Capital or the Final Seller Transaction Expenses.

(li)                    “Indemnity Escrow Amount” means $375,000, which funds shall be held in escrow and disbursed by the Escrow Agent pursuant to the Escrow Agreement and designated as the ‘Indemnity Escrow Amount.’

(lii)                   “Intellectual Property” shall mean all intellectual property rights, including all of the rights arising from or in respect of the following: (a) patents, patent applications of any kind (and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, divisions and substitutions relating to any patents and patent applications), patent rights, and inventions and discoveries and invention disclosures (whether or not patented); (b) trademarks, service marks, logos, trade dress, trade names, brand names, Internet domain names, web sites, URLs, and other source or business identifiers, whether registered or unregistered and goodwill associated therewith (“Trademarks”); (c) copyrights, proprietary rights in works of authorship (including software and website content), database rights and design rights; (d) all trade secrets, inventions, technology, formulas, know-how, confidential information, computer software programs and applications, tangible and intangible proprietary information or materials (“Trade Secrets”); and (e) all applications filed, applications to be filed, and registrations relating to any of the foregoing clauses (a)-(d) above.

(liii)                  “IRS” shall mean the United States Internal Revenue Service.

(liv)                 “IT Assets” means software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers and all other information technology equipment, and all associated documentation, in each case, owned or controlled (including as a cloud service) by the Company and relied upon in the conduct of its Business.

(lv)                   “Key Employee” means each of the individuals set forth on Section 1(liii) of the Disclosure Schedule.

(lvi)                  “Knowledge” shall mean, with respect to the Company, the actual knowledge after due inquiry of Rick Mina, Eric Alon, Jeffrey Porter, Daniel Nuthals, Plutarco Mendoza, Tyrone F. Munn, William Argueta, Roderick P. Aiken, and Christopher A. Cruz.

(lvii)                 “Laws” shall mean all laws, statutes, ordinances, codes, rules, regulations, Orders, treaty, judgments, decrees and orders of Governmental Authorities.

(lviii)                “Liability” shall mean any obligation, indebtedness, expense, claim, damage, fine, judgment, penalty, guaranty, or other liability of any kind or nature (whether primary or secondary, known or unknown, direct or indirect, accrued or

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unaccrued, absolute or contingent, matured or unmatured, liquidated or unliquidated, disputed or undisputed, or otherwise) and whether or not required under GAAP to be accrued on the financial statements of such Person.

(lix)                  “LYNDC Lease” shall mean that certain Lease dated October 31, 2017 between Duke Lynwood Limited Partnership, as landlord, and the Company, as tenant, as amended by the First Lease Amendment dated April 28, 2020 and effective as of April 1, 2020.

(lx)                   “Material Adverse Effect” means any change, event, development or occurrence that (a) has had, or could reasonably be expected to have, individually or with all other changes, events, developments or occurrences in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of the Company taken as a whole or (b) prevents or materially delays the Company’s ability to consummate the transactions contemplated hereby; provided, however, that for purposes of clause (a), none of the changes, events, developments or occurrences arising out of, resulting from or attributable to the following shall be taken into account in determining whether there has been a Material Adverse Effect: (a) changes in conditions in the United States or the capital or financial markets or the world economy generally and which changes, in each case, do not have a disproportionately adverse effect on the Company, relative to the Company’s industry peers in the United States; (b) changes in general legal, regulatory, political, economic or business conditions or changes in GAAP that, in each case, do not have a disproportionate impact on the Company, relative to the Company’s industry peers in the United States; (c) acts of God or any civil unrest or riots, hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities that, in each case, do not have a disproportionate impact on the Company, relative to the Company’s industry peers in the United States; (d) the execution, announcement or pendency of the transactions contemplated by this Agreement; (e) compliance with the terms of, or the taking of any action required by, this Agreement; (f) the taking of any action, or failing to take any action, at the request of the Buyer, or the taking of any action by the Buyer; (g) any failure by the Company to meet financial forecasts, projections or estimates, or the distribution to Buyer, following the date hereof of updated monthly or year-to-date financial information as results are finalized in the ordinary course of business (it being understood that the facts or occurrences giving rise to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect), or (h) any impact of the Coronavirus or COVID-19, and any regulations or orders of any Governmental Authority who has jurisdiction over the Company related thereto providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak.

(lxi)                  “Net Working Capital” shall mean, as of a specified date (i) the sum of the Company’s current assets, comprised of accounts receivable, inventory, prepaid expenses, and other current assets, but excluding Tenant Improvement and CAM Allowance Receivables and Cash, advances to employees and pre-paid monitoring fees owed to Riata Capital Group or its Affiliates, minus (ii) the Company’s current liabilities comprised of accounts payable and accrued expenses, customer deposits and other

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current liabilities, but excluding Adjusted Debt Amount and Seller Transaction Expenses, in each case determined solely in accordance with the Accounting Principles. For the avoidance of doubt, Net Working Capital shall (a) include current non-income Tax liabilities and (b) exclude all current and deferred Tax assets and liabilities other than current non-income Tax liabilities. For illustrative purposes, an Example NWC Calculation is set forth on Section B-2 of the Disclosure Schedule.

(lxii)                  “Net Working Capital Target” shall mean $38,401,000, calculated as set forth on Section B-1 of the Disclosure Schedule.

(lxiii)                “Option Closing Consideration” means, with respect to a Class A Common Stock Option, an amount equal to (x) the allocable portion with respect to such Class A Common Stock Option of the Estimated Seller Closing Payment, minus (y) the total exercise price in respect of such Class A Common Stock Option, in each case, as set forth on the Funds Flow Memorandum.

(lxiv)                “Option Loan Agreements” shall mean that certain Promissory Note dated February 5, 2021 in the amount of $512,636.99 executed by Jeffrey Porter in favor of the Company; Promissory Note dated February 5, 2021 in the amount of $123,155.15 executed by Steven O’Neal in favor of the Company; Promissory Note dated February 5, 2021 in the amount of $96,991.08 executed by Tyrone Munn in favor of the Company; Promissory Note dated February 5, 2021 in the amount of $1,572,320.15 executed by Richard Mina in favor of the Company; Promissory Note dated February 5, 2021 in the amount of $246,298.28 executed by Plutarco Mendoza in favor of the Company; Promissory Note dated February 5, 2021 in the amount of $24,048.66 executed by Chris Cruz in favor of the Company; Promissory Note dated February 5, 2021 in the amount of $123,155.15 executed by Ron Briskie in favor of the Company; and Promissory Note dated February 5, 2021 in the amount of $246,298.28 executed by William Argueta in favor of the Company.

(lxv)                 “Option Loan Amount” shall mean, with respect to a Seller, the total outstanding balance owed by such Seller under the applicable Option Loan Agreements to which such Seller is a party.

(lxvi)                “Order” shall mean any order, writ, injunction, judgment, decree, ruling, determination, award, plan, stipulation or decree of any Governmental Authority.

(lxvii)               “Organizational Documents” shall mean: (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate or articles of limited partnership of a limited partnership; (d) the limited liability partnership agreement and the certificate or articles of limited liability partnership of a limited liability partnership; (e) the operating agreement or limited liability company agreement and the articles of organization or certificate of formation of a limited liability company; (f) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (g) any amendment to any of the foregoing.

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(lxviii)             “Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company.

(lxix)                 “Party” or “Parties” means Buyer, each of the Sellers, the Company and the Seller Representatives as the case may be.

(lxx)                  “Pay-off Letters” shall mean: customary pay-off letter(s) from the holders or agent (as applicable) of (a) the Existing Credit Agreement, (b) the RBB Promissory Note and (c) any other Indebtedness as reasonably requested by Buyer, each of which shall indicate that upon payment of a specified amount, such Indebtedness shall be paid in full and all associated Encumbrances on assets and/or stock certificates shall be automatically released, and which shall otherwise be in a form and substance reasonably acceptable to the Buyer and shall include any related documentation reasonably required to release of all such associated Encumbrances, duly executed by the holders of the applicable Indebtedness.

(lxxi)                 “Permitted Encumbrances” shall mean (a) statutory and contractual landlord liens securing rental payments that are not yet due and payable, for which adequate reserves have been established on the Company’s books on accordance with GAAP, (b) pledges or deposits made to secure payment by any of the Company of worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits or to participate in any fund in connection with worker’s compensation or unemployment insurance, in each case incurred in the ordinary course of business consistent with past practice, (c) statutory liens for current Taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Company’s books on accordance with GAAP, (d) liens arising from municipal and zoning ordinances and easements for public utilities, none of which interfere with the conduct of the Business by the Company as currently conducted, or adversely affect the marketability of the assets of the Company, in any material respect, or materially interfere with the present use of the real property leased, subleased, licensed or otherwise used or occupied by the Company related thereto, or materially detract from the value of the real property leased, subleased, licensed or otherwise used or occupied by the Company related thereto, or (e) statutory mechanic’s liens and materialmen’s liens for services or materials and other similar statutory Encumbrances for amounts not yet due and payable or being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(lxxii)               “Person” shall mean an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority (or any department, agency or political subdivision thereof).

(lxxiii)               “Personal Information” shall mean any information defined as “personal data”, “personally identifiable information” or “personal information” under any Privacy Laws, and any and all information that identifies an individual person.

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(lxxiv)              “Pre-Closing Tax Period” means (a) any taxable period that ends on or before the Closing Date or (b) the portion of any Straddle Period ending on the Closing Date.

(lxxv)               “Privacy Laws” means all Laws that pertain to privacy, the collection, receipt, storage, compilation, transfer, disposal, security (both technical and physical), disclosure, transfer, processing, protection, sharing, breach or other use of Personal Information, including the Federal Trade Commission Act, California Consumer Privacy Act, including any predecessor, successor or implementing legislation in respect of the foregoing, any amendments or re-enactments of the foregoing, and any and all applicable Laws relating to breach notification in connection with Personal Information.

(lxxvi)              “R&W Insurance Policy” means a buyer-side representation and warranty insurance policy to be issued to Buyer in connection with this Agreement, together with the related Declarations, Endorsements and Exhibits substantially in the form attached hereto as Section E of the Disclosure Schedule.

(lxxvii)             “RBB Promissory Note” means the Promissory Note dated February 23, 2018 (as amended, amended and restated or otherwise modified), made by the Company, in favor of Royal Business Bank.

(lxxviii)            “Registered Company Intellectual Property” shall mean all Company Intellectual Property owned by any Company that is the subject of a registration or application with any Governmental Authority or internet domain name registration.

(lxxix)              “Seller Fundamental Representations” means the representations and warranties of the Sellers in Section 4(a) (Organization, Power and Standing), Section 4(b) (Due Execution; Enforceability), and Section 4(c) (Title to Company Shares).

(lxxx)                “Seller Lease Consent Costs” shall mean any costs, fees and expenses required to be paid in order to obtain any waivers, releases, consents or approvals of (a) any landlord, to the extent such fees, costs or expenses exceed, in the case of any individual Lease, one thousand dollars ($1,000) or (b) lenders to Alon Realty; provided, however, Buyer shall be solely responsible for post-Closing related costs and expenses with respect to the consents under the Leases, including any increases in rent which take effect after the Closing Date.

(lxxxi)               “Seller Transaction Expenses” shall mean any obligation of the Sellers or the Company to the extent related to or arising from the negotiation, preparation or consummation of this Agreement or the transactions contemplated by this Agreement, in each case solely to the extent required to be paid or reimbursed by the Company and not already paid by the Company (“General Seller Transaction Expenses”), including (a) any investment banking fees, financial advisory fees, brokerage fees, commissions, finder’s fees, attorneys’ fees and expenses, accountants’ fees, and expenses, escrow fees, or similar fees incurred by the Company, or any of the Sellers arising in connection with this Agreement or the transactions contemplated by this Agreement (“3rd Party Advisor

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Fees and Expenses”), (b) any obligation of the Company to pay any Person consideration in connection with the consummation of the transactions contemplated by this Agreement under any phantom equity plan, incentive compensation plan, stock appreciation right agreement, equity appreciation rights plan or agreement, employment agreement, severance agreement or severance policy, deferred compensation plan or agreement, supplemental executive compensation agreement, sale, success, “stay-around,” “change-of-control,” retention or similar bonuses or payments to current or former directors, officers, employees and consultants (“Transaction Consummation Expenses”); (c) any employment and related Taxes imposed on the Company in connection with the payment of (x) any of the obligations pursuant to clause (b) of the foregoing items or (y) the payment of the Option Closing Consideration (in each case, without regard to any ability to defer such Taxes under the CARES Act) (“Incremental Employment Related Taxes”), (d) any amounts payable to or behalf of Affiliates of Sellers or a Related Person (other than current salary accrued since the last payroll date of the Company which is reflected as a current liability) by the Company for services rendered or products delivered to the Company (“Affiliate Services Payment”), (e) transfer Taxes allocable to the Sellers pursuant to Section 8(c), (f) any portion of the Tail Policy total premiums paid by Sellers or the Company that is not reimbursed by Buyer pursuant to Section 6(k)(i) and (g) any Seller Lease Consent Costs that remain unpaid by Sellers at Closing and are due and payable as of the Closing Date (“Unpaid Seller Lease Consent Costs").

(lxxxii)              “Series A-1 Preferred Stock” shall mean the Series A-1 Participating Preferred Stock of the Company.

(lxxxiii)             “Series A-2 Preferred Stock” shall mean the Series A-2 Participating Preferred Stock of the Company.

(lxxxiv)            “Series B Junior Preferred Stock” shall mean the Series B Junior Preferred Stock of the Company.

(lxxxv)             “Series C Preferred Stock” shall mean the Series C Participating Preferred Stock of the Company.

(lxxxvi)             “Shareholders Agreement” shall mean that certain Amended and Restated Shareholders Agreement, dated as of October 27, 2016, as amended or supplemented to date, entered into by and among the Company, Riata WSS Holdings, LLC, a Delaware limited liability company, Dos Rios Partners, L.P. a Delaware limited partnership, Dos Rios Partners-A, L.P. a Delaware limited partnership, Eric Alon, an individual, and certain other holders of Stock listed on the signature pages thereof.

(lxxxvii)           “SSC Lease” shall mean that certain Standard Office Lease dated May 11, 2018 between Omninet Pacific Pointe, LP, as landlord, and the Company, as tenant, as amended by the First Amendment to Standard Office Lease dated April 23, 2019 and Second Amendment to Standard Office Lease dated September 10, 2020.

(lxxxviii)          “Stock Option Agreement” shall mean any stock option agreement issued under the Company Equity Incentive Plan.

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(lxxxix)             “Straddle Period” shall mean any Tax period beginning before and ending after the Closing Date.

(xc)                  “Subsidiary” shall mean with respect to any Person, (a) any corporation at least a majority of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more of its subsidiaries, (b) any general partnership, joint venture, limited liability company, statutory trust, or other entity, at least a majority of the outstanding partnership, membership, or other similar equity interests of which shall at the time be owned by such Person, or by one or more of its subsidiaries, and (c) any limited partnership of which such Person or any of its subsidiaries is a general partner. For the purposes of this definition, “voting stock” means shares, interests, participations, or other equivalents in the equity interest (however designated) in such Person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such Person, other than shares, interests, participations, or other equivalents having such power only by reason of the occurrence of a contingency.

(xci)                 “Tax” or “Taxes” shall mean any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, value added, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, escheat, net worth, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the IRS or any other taxing authority (whether domestic or foreign including any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts imposed by the IRS or any other taxing authority attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.

(xcii)                “Tax Escrow Amount” means $1,750,000, which funds shall be held in escrow and disbursed by the Escrow Agent pursuant to the Escrow Agreement and designated as the “Tax Escrow Amount.”

(xciii)               “Tax Returns” shall mean any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, the IRS or any other taxing authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax.

(xciv)               “Tenant Improvement and CAM Allowance Receivables” means (i) all accounts receivable maintained in the accounting records of the Company reflecting amounts due to the Company from landlords with respect to Leased Real Property on account of contractual tenant improvement allowances and (ii) all accounts receivable maintained in the accounting records of the Company reflecting amounts due to the Company from landlords with respect to Leased Real Property on account of

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overpayment of common area and maintenance charges, in each case that have not been collected by the Company as of Closing.

(xcv)                “Threatened” shall mean that a demand or statement has been made in writing, or any other form of notice (whether written or oral) has been given, that would lead a reasonable Person to conclude that such a claim is likely to be asserted.

(xcvi)               “Transaction Tax Deductions” means, without duplication, any item of loss, expense or deduction for income Tax purposes resulting from or attributable to (a) the fees, expenses, and interest (including unamortized original issue discount and any other amounts treated as interest for federal income Tax purposes and any prepayment penalty or breakage fees or accelerated deferred financing fees) incurred by any of the Company with respect to the payment of any Indebtedness, (b) any Seller Transaction Expenses and (c) any employment and related Taxes imposed on the Company in connection with the payment of any of the obligations pursuant to the foregoing clause (a), in the case of any item in clauses (a) through (c) incurred solely as a result of or in connection with the consummation of the transactions contemplated by this Agreement; provided that for purposes of calculating Company Taxes Payable under this Agreement, the Parties shall apply the principles of Revenue Procedure 2011-29 to treat as deductible seventy percent (70%) of any Transaction Tax Deductions that are success-based fees as defined in Treasury Regulation Section 1.263(a)-5(f).

Each of the following terms is defined in the Section of this Agreement set forth opposite such term:

Term	Section
280G Approval	Section 6(p)
280G Payment	Section 6(p)
280G Waiver	Section 6(p)
Alon Realty Leased Real Property	Section 3(i)(i)
Antitrust Division	Section 6(d)(ii)
Bankruptcy and Equity Exception	Section 3(j)
Buyer	Introduction
Buyer Plan	Section 7(c)
Claim Certificate	Section 12(d)
Closing Balance Sheet	Section 2(f)(i)
Closing Date	Section 2(e)
Closing Estimates	Section 2(d)
Company	Introduction
Company 401(k) Plan	Section 7(d)
Continuing Employee	Section 7(a)
Company Prepared Returns	Section 8(a)(i)
Disclosure Schedule	Section 14(a)
Discussion Period	Section 2(f)(ii)
Dispute Notice	Section 2(f)(ii)
Estimated Adjusted Debt Amount	Section 2(d)
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Estimated Cash Amount	Section 2(d)
Estimated Closing Balance Sheet	Section 2(d)
Estimated Closing Net Working Capital	Section 2(d)
Estimated Seller Closing Consideration	Section 2(e)(vi)
Estimated Seller Transaction Expenses	Section 2(d)
Final Adjusted Debt Amount	Section 2(f)(i)
Final Cash Amount	Section 2(f)(i)
Final Closing Net Working Capital	Section 2(f)(i)
Final Closing Statement	Section 2(f)(i)
Final Seller Transaction Expenses	Section 2(f)(i)
Financial Statements	Section 3(d)
FTC	Section 6(d)(ii)
Funds Flow Memorandum	Section 2(e)
Improvements	Section 3(i)(iv)
Indemnifiable Damages	Section 12(b)
Indemnified Person	Section 12(b)
Independent Accountant	Section 2(f)(ii)
Interim Balance Sheet	Section 3(d)(ii)
Interim Balance Sheet Date	Section 3(d)(ii)
Leased Real Property	Section 3(i)(i)
Leases	Section 3(i)(i)
Material Contracts	Section 3(j)
Material Suppliers	Section 3(u)
NDA	Section 6(h)
Omnibus Lease Amendment	Section 9(c)(vii)
Outside Date	Section 13(a)(v)
Purchase Price	Section 2(b)
Pre-Closing Claims	Section 6(j)
Purchase Price Allocation	Section 8(d)
Qualifying Claims	Section 12(c)
Related Person	Section 3(p)(i)
Restricted Names	Section 6(q)
Restrictive Covenant Agreement	Section 9(c)(iv)
Seller	Introduction
Seller Administrative Expense Fund	Section 2(e)(ii)
Seller Representatives	Section 11(a)
Sellers’ Share of the R&W Premium	Section 6(j)
Stock	Recitals
Tail Policy	Section 6(j)
Trademarks	Section 1(xlix)

Section 2.             Purchase and Sale.

(a)             Purchase and Sale of Stock. In accordance with, and subject to, the provisions of this Agreement, at the Closing the Buyer shall purchase from each of the Sellers, and the Sellers

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shall severally, and not jointly, sell to the Buyer, all of the Stock, free and clear of all Encumbrances (other than Encumbrances under federal and state securities laws).

(b)            Consideration. Upon the terms and subject to the conditions of this Agreement, in consideration of the transactions set forth in Section 2(a) the consideration to be paid by Buyer to the Sellers (the “Purchase Price”) shall be equal to Seven Hundred Fifty Million Dollars ($750,000,000), plus (i) the Final Cash Amount, minus (ii) the Final Adjusted Debt Amount, plus (iii) the amount (if any) by which the Final Closing Net Working Capital exceeds the Net Working Capital Target, minus (iv) the amount (if any) by which the Net Working Capital Target exceeds the Final Closing Net Working Capital, minus (v) the Final Seller Transaction Expenses and minus (vi) Sellers’ Share of the R&W Premium.

(c)             Treatment of Outstanding Stock Options. The Company shall accelerate, effective as of the Closing Date, the vesting and exercisability of all then-outstanding Class A Common Stock Options. Subject to the terms and conditions hereof, effective as of the Closing, each then-outstanding Class A Common Stock Option that is not exercised prior to the Closing shall be automatically cancelled in exchange for the right to receive, in cash, as provided for in the Funds Flow Memorandum (A) the applicable Option Closing Consideration in respect thereof, and (B) any amounts which may become payable in respect of such Class A Common Stock Option pursuant to Section 2(g), Section 2(h), Section 11(e) and the Escrow Agreement (at such times and subject to such to contingencies as set forth herein and therein), in each case, without interest and subject to applicable tax withholdings. Prior to the Closing, the Company shall take all actions necessary or reasonably appropriate to effectuate the treatment of the Class A Common Stock Options contemplated by this Section 2(c). Notwithstanding anything to the contrary in this Agreement or the Escrow Agreement, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, no payments shall be made under this Agreement or the Escrow Agreement in respect of the Class A Common Stock Options after the fifth (5th) anniversary of the Closing Date.

(d)             Closing Estimates. No later than five (5) Business Days prior to the Closing Date, the Company shall deliver to the Buyer a closing balance sheet for the Company setting forth the estimated book value of the assets and liabilities of the Company as of the Effective Time (the “Estimated Closing Balance Sheet”) and a written statement (the “Closing Estimates”) setting forth in reasonable detail its good faith calculations of (i) the estimated Net Working Capital as of as of the Effective Time (the “Estimated Closing Net Working Capital”), (ii) the estimated Cash amount as of the Effective Time (the “Estimated Cash Amount”), (iii) the estimated Adjusted Debt Amount as of the Effective Time (the “Estimated Adjusted Debt Amount”) and (iv) the estimated amount of Seller Transaction Expenses (the “Estimated Seller Transaction Expenses”), and the Company shall deliver to the Buyer all reasonable supporting documentation used in calculating each of the foregoing to the extent such documentation is readily available. The Estimated Closing Balance Sheet and Closing Estimates: (A) will be prepared in accordance with the terms and definitions of this Agreement, including the Accounting Principles as applicable; and (B) shall be accompanied by: (i) Pay-off Letters with specification of amounts due and payment instructions; (ii) specification of all Seller Transaction Expense payments together with W-9 information for all payees and payment instructions; and (iii) wire transmittal information for all payments required to be made by Buyer at the Closing. If the Effective Time is not on the last day of a month, then each item included in the calculation of Estimated Closing Balance Sheet, Estimated Closing Net

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Working Capital, Estimated Cash Amount, Estimated Adjusted Debt Amount, and Estimated Seller Transaction Expenses shall be prorated to the extent applicable as of the Effective Time by multiplying the amount of each such item for the full calendar month by a fraction, the numerator of which is the number of days elapsed from and including the first day of the month in which the Closing Date occurs to but excluding the Closing Date, and the denominator of which is the total number of days in such month, provided that to the extent items may be determined on a daily basis, such amounts will be allocated on a daily basis.

(e)             Closing; Closing Payments. No later than five (5) Business Days prior to the Closing Date, the Company shall deliver to the Buyer a funds flow memorandum substantially in the form included as Section F of the Disclosure Schedule, containing the amounts and instructions with respect to the payments to be made at Closing (the “Funds Flow Memorandum”), including the Purchase Price to be paid to each of the Sellers at Closing. The Closing shall take place via the remote exchange of signature pages as promptly as practicable (but in no event later than the fifth (5th) Business Day) after the date of the satisfaction or due waiver of all of the conditions set forth in Section 9 (excluding the delivery of any documents deliverable or satisfaction of any conditions to occur at the Closing, but subject to delivery of such documents and satisfaction of such conditions at the Closing), or such other place or date as may be mutually agreed by the Parties. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”. Subject to the provisions of Section 13 the failure of any Party to consummate the transactions contemplated by this Agreement on the date and time determined pursuant to this Section 2(e) shall not result in the termination of this Agreement and shall not relieve such Party of any obligation under this Agreement. The Closing shall be deemed to be effective as of the Effective Time. At the Closing:

(i)                    Buyer shall pay the Indemnity Escrow Amount, the Tax Escrow Amount and the Adjustment Escrow Amount to the Escrow Agent in accordance with the Funds Flow Memorandum.

(ii)                   Buyer shall pay $1,000,000 (the “Seller Administrative Expense Fund”) to an account designated by the Seller Representatives in accordance with the Funds Flow Memorandum, for the benefit of the Sellers.

(iii)                   Buyer shall pay or otherwise discharge, on behalf of the Company, as the case may be, such amounts necessary to discharge all Indebtedness set forth on the Pay-off Letters, other than any Indebtedness with respect to capitalized real property Leases (including all principal, accrued interest, penalties, premiums thereon and success fees with respect thereto through the date on which such Indebtedness is satisfied and extinguished) in accordance with the Funds Flow Memorandum and the Pay-off Letters (and in the event that the Funds Flow Memorandum and the Pay-off Letters shall conflict, the Pay-off Letters shall govern).

(iv)                  Buyer shall pay, on behalf of the Company, all Seller Transaction Expenses included in Estimated Seller Transaction Expenses in accordance with the Funds Flow Memorandum. The Parties acknowledge and agree that the Buyer is paying the Seller Transaction Expenses directly to the recipient (or in the case of compensatory

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payments, directly to the Company for further payment to the recipient) only as an administrative convenience for the Company and the Sellers.

(v)                    Buyer shall pay the Company, for the benefit of the Sellers, the aggregate Option Closing Consideration in respect of all of the outstanding Class A Common Stock Options, for further payment by the Company to the Sellers in respect of their Class A Common Stock Options in accordance with Section 2(c).

(vi)                  Buyer shall pay to the Sellers, in accordance with the Funds Flow Memorandum), an aggregate amount equal to Seven Hundred Fifty Million Dollars ($750,000,000), minus (a) the Adjustment Escrow Amount, minus (b) the Indemnity Escrow Amount, minus (c) the amount of the Seller Administrative Expense Fund, plus (d) the Estimated Cash Amount, minus (e) the Estimated Adjusted Debt Amount, minus (f) the Estimated Seller Transaction Expenses, plus (g) the amount, if any, by which the Estimated Closing Net Working Capital is greater than the Net Working Capital Target, or minus (h) the amount, if any, by which the Estimated Closing Net Working Capital is less than the Net Working Capital Target, minus (i) Sellers’ Share of the R&W Premium, minus (j) the aggregate Option Closing Consideration and Option Loan Amounts, minus (k) the Tax Escrow Amount, in each case, as set forth in the Funds Flow Memorandum (collectively, the “Estimated Seller Closing Consideration”).

(vii)                 All cash payments will be made by wire transfer of immediately available funds on the Closing Date pursuant to the wire transfer instructions set forth in the Funds Flow Memorandum.

(f)             Post-Closing Adjustment.

(i)                     As soon as practicable after the Closing Date, but in any event within ninety (90) calendar days following the Closing Date, Buyer shall prepare or cause to be prepared and deliver to the Seller Representatives a closing balance sheet for the Company setting forth the book value of the assets and liabilities of the Company as of the Effective Time (the “Closing Balance Sheet”) and determine the calculations of (a) the Net Working Capital as of the Effective Time (the “Final Closing Net Working Capital”), (b) the Cash amount as of the Effective Time (the “Final Cash Amount”), (c) the Adjusted Debt Amount as of the Effective Time (the “Final Adjusted Debt Amount”), (d) the amount of Seller Transaction Expenses that were unpaid as of the Closing (the “Final Seller Transaction Expenses”) and (e) the Final Seller Closing Payment (collectively, with (a) through (e) the “Final Closing Statement”) based on such determinations. Such calculations shall not include any changes in assets or liabilities as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence of the transactions contemplated hereby. The Closing Statement shall set forth a reconciliation between the estimated calculations reflected in set forth in the Estimated Closing Balance Sheet, Estimated Closing Net Working Capital, Estimated Cash Amount, Estimated Adjusted Debt Amount, and Estimated Seller Transaction Expenses, and those calculations set forth on the Closing Statement including an explanation for all such changes and all reasonable supporting documentation used in calculating each of the foregoing to the extent such documentation is readily available.

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Additionally, the calculations shall be based on facts, circumstances, and information available as they exist prior to the Closing and shall exclude the effect of any act, decision, change in circumstance, development or event arising or occurring on or after the Closing. The Parties agree that the purpose of preparing the Closing Balance Sheet and determining the amounts of Cash, Adjusted Debt Amount, unpaid Seller Transaction Expenses and Net Working Capital and the related Final Seller Closing Payment is to measure changes in the foregoing amounts, and in undertaking such processes, the Parties shall not introduce different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of determining such amounts not reflected in the calculations of the Closing Balance Sheet, Estimated Closing Net Working Capital or included in the Accounting Principles. Without limiting the foregoing, the Final Closing Net Working Capital shall not contain any categories or types of assets or liabilities or other accounts, reserves or line items not reflected in the calculations of the Estimated Closing Net Working Capital or included in the Accounting Principles. If Buyer fails to deliver the Closing Balance Sheet and calculations contemplated by this paragraph within ninety (90) days following the Closing, then the Closing Estimates shall be final, not subject to further adjustment and binding for all purposes (including calculating the Purchase Price).

(ii)                    If the Seller Representatives wish to dispute the Closing Balance Sheet, Final Closing Net Working Capital, the Final Cash Amount, the Final Adjusted Debt Amount, the Final Seller Transaction Expenses, and/or the Final Seller Closing Payment determined by Buyer, then the Seller Representatives shall deliver to Buyer a written statement (as such statement may be updated pursuant to paragraph (iii) below, the “Dispute Notice”) describing with reasonable detail the basis for any such dispute within fifty (50) calendar days after receiving the Closing Balance Sheet and calculations required by Section 2(f)(i); provided, however, that such disputes shall be limited to objections based on (i) failure to comply with the terms of this Agreement and (ii) mathematical error. If the Seller Representatives do not deliver the Dispute Notice to Buyer within such fifty (50) calendar day time period, then the determination of the Final Closing Net Working Capital, the Final Cash Amount, the Closing Balance Sheet, Final Adjusted Debt Amount, the Final Seller Transaction Expenses and the Final Seller Closing Payment shall be deemed final and accepted by the Seller Representatives. Any Dispute Notice must set forth in reasonable detail (x) any item delivered by Buyer in the Final Closing Statement which the Seller believes has not been prepared in accordance with this Agreement and, to the extent then known or able to be estimated, the purported correct amount of such item and (y) to the extent then known or able to be estimated, the Seller Representatives’ alternative calculation of each such item and the Final Seller Closing Payment. Subject to Section 2(f)(i), any item or amount to which no dispute is raised in a Dispute Notice will be final, conclusive and binding on the Parties on the fifty-first (51st) calendar day after the delivery to the Seller Representatives of the Final Closing Statement. If the Seller Representatives deliver a Dispute Notice, and Buyer’s calculations delivered pursuant to Section 2(e)(i) show a Final Excess, then at any time within five (5) Business Days after the Seller Representatives provide a written request therefor, the Buyer and the Seller Representatives shall execute and deliver joint written instructions to the Escrow Agent to pay to each Seller the amount of the Final Excess in the manner forth in the Funds Flow Memorandum. If the Seller Representatives deliver

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a Dispute Notice, and Buyer’s calculations delivered pursuant to Section 2(e)(i) show an amount in dispute that is less than the amount of the Adjustment Escrow Amount, then at any time within five (5) Business Days after the Seller Representatives provide a written request therefor, the Buyer shall execute and deliver joint written instructions to the Escrow Agent to pay the portion of the Adjustment Escrow Fund that exceeds the amount in dispute to the accounts designated by the Seller Representatives on behalf of the Sellers as set forth in the Funds Flow Memorandum. Buyer and the Seller Representatives will use reasonable efforts to resolve any such dispute themselves. If any such dispute is not finally resolved within thirty (30) calendar days after Buyer’s receipt of the Dispute Notice (the “Discussion Period”), either Buyer or the Seller Representatives may promptly thereafter cause PricewaterhouseCoopers or another mutually acceptable third party accounting firm (the “Independent Accountant”), acting as an expert and not as an arbitrator, to resolve such unresolved disputed items duly set forth in the Dispute Notice delivered pursuant to this Section 2(f)(ii) (the “Disputed Items”). For the avoidance of doubt, the Independent Accountant shall apply the Accounting Principles and the other principles set forth in this Agreement (including the requirements of Section 2(f)(i)) for purposes of the resolving the Disputed Items, and the engagement letter for the Independent Accountant shall include the agreement of the Independent Accountant to apply the Accounting Principles. Buyer and the Seller Representatives shall keep each other copied on any correspondence with the Independent Accountant, and shall not engage in telephone calls or meetings with the Independent Accountant unless the other Party is provided with reasonable advance notice of the call or meeting and an opportunity to participate. Within twenty-five (25) calendar days after submission to the Independent Accountant for resolution, Buyer and the Seller Representatives each shall submit a written presentation indicating in writing its position on each Disputed Item and each such Party’s resulting determination of the amount of the Final Closing Net Working Capital, Final Cash Amount, the Final Adjusted Debt Amount, the Final Seller Transaction Expenses and the Final Seller Closing Payment. Within twenty-five (25) calendar days after submission of each Party’s opening written presentation, Buyer and the Seller Representatives each shall submit a written response thereto. The Independent Accountant shall base its determination solely on the terms, definitions and other applicable provisions of this Agreement, the written presentations of the Parties in accordance with the preceding sentence, and any written responses to interrogatories of the Independent Accountant (if applicable), and shall not base its determinations upon independent review. The Parties shall instruct the Independent Accountant to make a written determination on each disputed matter (and no other matters) no later than sixty (60) calendar days after submission to the Independent Accountant for resolution and such determination will be conclusive and binding upon the Parties with respect to each disputed matter, absent fraud or manifest error. The Independent Accountant shall, by applying the principles set forth in this Agreement (including the requirements of Section 2(f)(i)) and the Accounting Principles, as applicable), only decide the specific Disputed Items and its decision for each Disputed Item must be within the range of values assigned to each such item by the Buyer (in the Closing Balance Sheet or in Buyer’s calculation of the Final Closing Net Working Capital, the Final Cash Amount, the Final Adjusted Debt Amount, the Final Seller Transaction Expenses or the Final Seller Closing Payment) or the Seller Representatives

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(in the Dispute Notice as may be updated pursuant to paragraph (iii) below). The proposed Closing Balance Sheet and the Final Closing Net Working Capital, the Final Cash Amount, the Final Adjusted Debt Amount, the Final Seller Transaction Expenses and the Final Seller Closing Payment will be revised by the Independent Accountant as appropriate to reflect the resolution of any such claims pursuant to this Section 2(f)(ii). The fees and expenses of the Independent Accountant incurred in the resolution of such dispute shall be borne by Buyer and the Seller Representatives (on behalf of Sellers) in such proportion as is appropriate to reflect the relative benefits received by Buyer and the Sellers from the resolution of the dispute, which proportionate allocation shall be determined by the Independent Accountant at the time the determination of the Independent Accountant is rendered on the merits. For example, if the Seller Representatives challenge the calculation of the Final Closing Net Working Capital by an amount of $100,000, but the Independent Accountant determines that the Seller Representatives have a valid claim for only $40,000 (i.e., the Seller Representatives prevail as to 40% of its claim), then Buyer shall bear 40% of the fees and expenses of the Independent Accountant and the Seller Representatives (on behalf of the Sellers) shall bear the other 60% of such fees and expenses. Each of the Parties agrees to use its commercially reasonable efforts to cooperate with the Independent Accountant (including by executing a customary engagement letter reasonably acceptable to it) and to cause the Independent Accountant to resolve any such dispute as soon as practicable after the commencement of the Independent Accountant’s engagement.

(iii)                  For purposes of this Section 2(f), Buyer will provide the Seller Representatives with reasonable access to the books and records used in the preparation of the Closing Balance Sheet and the calculations of the Final Closing Net Working Capital, the Final Cash Amount, the Final Adjusted Debt Amount, the Final Seller Transaction Expenses and the Final Seller Closing Payment and shall make its (and the Company) financial staff and accountants (subject to the execution of customary work paper access letters if requested) reasonably available to the Seller Representatives and their accountants and other representatives and to the Independent Accountant upon reasonable notice and during normal business hours during the (a) review by the Seller Representatives of the calculations of the Final Closing Net Working Capital, the Final Cash Amount, the Closing Balance Sheet and the Final Adjusted Debt Amount, the Final Seller Transaction Expenses and the Final Seller Closing Payment, (b) the Discussion Period and (c) the resolution by Buyer and the Seller Representatives or the Independent Accountant of any objections thereto. If the Buyer does not provide access to any books, records, working papers, and personnel reasonably requested by the Seller Representatives or any of their authorized representatives, as required by this Section, within three Business Days of request therefor (or such shorter period as may remain in the Discussion Period), the Discussion Period shall be extended by one day for each additional day required for Buyer to fully respond to such request. During the Discussion Period, the Seller Representatives shall be entitled to update the Dispute Notice from time to time to remove items or amounts in dispute by providing written notice thereof to Buyer based on information learned or provided under this paragraph (provided, however, that in no instance shall the Seller Representatives be entitled to update the Dispute Notice to add additional items or amounts in dispute to the Dispute Notice); provided that such access does not (i) unreasonably disrupt the normal operations of the

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Parties’ respective businesses or (ii) based on advice of counsel (A) result in the waiver of any attorney client privilege, (B) create any Liability under applicable Law or (C) violate any obligation with respect to confidentiality.

(g)            Adjustment Payment. After the determination of the Final Closing Net Working Capital, Final Cash Amount, the Final Adjusted Debt Amount, the Final Seller Transaction Expenses and the Final Seller Closing Payment (each as finally determined under Section 2(f)):

(i)                    If there is a Final Deficiency, then, no later than five (5) Business Days after the determination of the Final Closing Net Working Capital, the Final Cash Amount, the Final Adjusted Debt Amount, the Final Seller Transaction Expenses and the Final Seller Closing Payment in accordance with Section 2(f), the Seller Representatives and Buyer shall jointly instruct the Escrow Agent to (1) pay to Buyer from the Adjustment Escrow Amount the amount of the Final Deficiency by wire transfer of immediately available funds to the account designated by Buyer and (2) pay any amount remaining in the Adjustment Escrow Amount (after deducting the Final Deficiency) to the accounts designated by the Seller Representatives on behalf of the Sellers in accordance with the Funds Flow Memorandum. If the Adjustment Escrow Amount is insufficient to satisfy the Final Deficiency, then the Sellers shall promptly (but in no event later than five (5) Business Days) pay to Buyer the excess of the Final Deficiency over the amount of the Adjustment Escrow Amount, which may be, at the sole discretion of the Seller Representatives, paid out of the Seller Administrative Expense Fund, for the account of the Sellers.

(ii)                    If there is a Final Excess, then, no later than five (5) Business Days after the determination of the Final Closing Net Working Capital, the Final Cash Amount, the Final Adjusted Debt Amount, the Final Seller Transaction Expenses and the Final Seller Closing Payment in accordance with Section 2(f), (1) Buyer shall pay to the Sellers the amount of the Final Excess by wire transfer of immediately available funds to the account or accounts designated by the Seller Representatives in accordance with the Funds Flow Memorandum and, (2) to the extent not already released pursuant to Section 2(f)(ii) above, the Seller Representatives and Buyer shall jointly instruct the Escrow Agent to pay the entire amount of the Adjustment Escrow Fund by wire transfer of immediately available funds to the account or accounts designated by the Seller Representatives in accordance with the Funds Flow Memorandum.

(iii)                  If the Final Seller Transaction Expenses is greater than the Estimated Seller Transaction Expenses, and the difference between such amounts was taken into account in calculating the Final Deficiency or the Final Excess, as the case may be, Buyer shall pay the incremental Seller Transaction Expenses to the applicable accounts.

(iv)                  Any payments made to any Party pursuant to this Section 2(g) shall constitute an adjustment of the Purchase Price for Tax purposes and shall be treated as such by the Parties hereto on their Tax Returns to the greatest extent permitted by Law.

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(v)                    It is the intent of the parties that no double counting shall occur with respect to amounts taken into account in calculations and determinations made pursuant to this Section 2, and that this Agreement shall be interpreted consistent therewith.

(h)             Withholding. The Buyer, the Company and each of their Affiliates will be entitled to deduct and withhold from any amount payable pursuant to this Agreement such amounts as Buyer (or any Affiliate thereof) shall determine in good faith they are required to deduct and withhold with respect to the making of such payment under the Code or any other provision of applicable Laws; provided, however, that prior to making any such deduction or withholding on any amount to be paid to the Sellers (other than any withholding on amounts that constitute compensation for U.S. federal, state or local income tax purposes or any withholding required as a result of the Company’s failure to provide the certificate required by Section 9(c)(v) or the Sellers’ failure to provide the certificates required by Section 10(a)(viii)), Buyer shall use commercially reasonable efforts to provide the Seller Representatives with notice of its intent to make such deduction or withholding at least five (5) Business Days prior to payment and shall work in good faith to avoid (or minimize) the need to make such deduction or withholding. To the extent that amounts are so deducted or withheld by Buyer, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding were made.

Section 3.             Representations and Warranties Regarding the Company. Except as set forth in the applicable section of the Disclosure Schedule, the Company represents and warrants to Buyer that:

(a)             Organization and Qualification; Enforceability. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite corporate power and authority to own, operate and lease its properties, and to carry on its Business as and where it is currently being conducted. The Company is legally qualified to transact business as a foreign entity and is in good standing in each of the jurisdictions in which its business or property is located such as to require that it be thus qualified, except for such jurisdictions where the failure to so qualify or be in good standing would not have a Material Adverse Effect. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other Parties hereto, constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by the Company pursuant hereto, assuming the due authorization, execution and delivery by the other Parties thereto, will constitute, valid and binding agreements of the Company, enforceable in accordance with their respective terms, subject to the Bankruptcy and Equity Exception. True, correct and complete copies of the Organizational Documents of the Company, as presently in effect, have been delivered to Buyer. The Company is not in violation of any of the provisions of its Organizational Documents.

(b)            Capitalization.

(i)                    The total authorized capital stock of the Company is 8,335 shares, consisting of (a) 2,970 shares of preferred stock, consisting of 1,000 shares designated as Series A-1 Participating Preferred Stock, par value $0.01, of which 686 are issued and outstanding, 600 shares designated as Series A-2 Participating Preferred Stock, par value

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$0.01, of which 411 are issued and outstanding, and 1,370 shares designated as Series C Participating Preferred Stock, par value $0.01, of which 1,095.891 are issued and outstanding; (b) 3,052 shares of Class A Common Stock, par value $0.01, of which 2,709.668 are issued and outstanding; and (c) 2,313 shares of Class B Common Stock, of which 1,300 shares are designated as Class B-1 Common Stock, par value $0.01, of which 517.769 are issued and outstanding, of which 500 shares of are designated as Class B-2 Common Stock, par value $0.01, of which 410.730 shares are issued and outstanding, and of which 513 shares of are designated as Class B-3 Common Stock, par value $0.01, of which 417.974 shares are issued and outstanding. All of the issued and outstanding shares of capital stock or other equity interests of the Company are listed on Exhibit A. All of such shares or equity interests were, and all shares or equity interests reserved for issuance will be when issued, duly authorized and validly issued, fully paid and nonassessable and are owned (beneficially and of record) as set forth on Exhibit A.  Each equity interest was duly authorized by all necessary corporate action, including, as applicable, approval by the Company board of directors or a committee thereof, and any required stockholder approval by the necessary number of votes or written consents.

(ii)                    The Company Equity Incentive Plan has reserved 568 shares of Class A Common Stock for issuance thereunder, of which 349.271 shares of Class A Common Stock are subject to outstanding Class A Common Stock Options pursuant to valid and subsisting Stock Option Agreements. Exhibit A sets forth, with respect to each Class A Common Stock Option outstanding as of the date hereof, such Class A Common Stock Option’s holder, grant date, per share exercise price, the number of shares of Class A Common Stock initially underlying the option on the grant date, and the number of shares of Class A Common Stock underlying the remaining unexercised portion of the Class A Common Stock Option.

(iii)                    Except as set forth on Exhibit A, there are no other shares of capital stock or any other type of equity interests in the Company outstanding, and there are no options, warrants, restricted equity, equity appreciation rights, subscriptions, puts, calls, purchase rights, preemptive rights, convertible instruments, exchange rights, profits interests, equity appreciation, phantom stock, or other similar rights of the Company or any instruments or securities convertible into the foregoing, or other rights, agreements, arrangements, or commitments of any character, created by statute, the Company’s Organizational Documents, any agreement to which the Company is a party or otherwise, relating to the issued or unissued capital stock or other equity interests of any of the Company or obligating the Company to issue, deliver, transfer or sell any capital stock or other equity interests in, the Company. There are no obligations, contingent or otherwise, on the Company to repurchase, redeem, or otherwise acquire any capital stock or other equity interests of the Company or to provide funds to or make any investment (in the form of a loan, capital contribution, or otherwise) in any other entity. All of the issued and outstanding equity interests in the Company were issued in compliance with applicable Laws and Organizational Documents. None of the equity interests in the Company were issued: (i) in violation of any agreement, arrangement or commitment to which the Company is a party; (ii) in violation of any of the provisions of the Company’s Organizational Documents, or (iii) in violation of any preemptive or similar rights of any Person. There are no voting trusts, stockholder agreements, proxies or other agreements

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or understandings in effect with respect to the voting or transfer of any of the equity interests in the Company. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the equity interests in the Company free and clear of Encumbrances (other than Encumbrances under federal and state securities laws).

(iv)                   The Company does not have any Subsidiaries or affiliated companies and does not otherwise own any shares of capital stock or any ownership interest in, or control, directly or indirectly, of any other corporation, partnership, association, joint venture or other business entity.

(c)             No Conflict; Required Filings and Consents. Neither the execution and delivery of this Agreement nor the consummation by the Company of the transactions contemplated hereby (i) violates any Law or any Order, in each case applicable to the Company or by which any of its properties are bound or affected, (ii) requires any authorization, consent, approval, exemption or other action by or notice to any Governmental Authority, except for filings under the HSR Act and except for those consents, approvals, authorizations, permits, filings or notifications, the failure to be made or obtained would not reasonably be expected to have a Material Adverse Effect, or (iii) violates or conflicts with, or constitutes a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of or require consent or the provision of notice, or result in the creation or imposition of any Encumbrance, under any term or provision (a) of the Organizational Documents of any of the Company or (b) of any Material Contract, except in the case of (b) as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company.

(d)            Financial Statements. The Company has delivered or made available to Buyer copies of the following financial statements prepared by the Company, including in each case, if applicable, all notes thereto (the “Financial Statements”):

(i)                    audited financial statements consisting of the balance sheets of the Company as of January 30, 2021 (the "2020 Audited Financial Statements") and February 1, 2020 and February 2, 2019, and the related statements of income and retained earnings, stockholders’ equity and cash flow for each such year; and

(ii)                   an unaudited balance sheet of the Company as of May 29, 2021 (the “Interim Balance Sheet”), and the related unaudited statements of income and retained earnings, stockholders’ equity and cash flow for the six (6) month period ended May 29, 2021 (the “Interim Balance Sheet Date”).

The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except, in the case of the Interim Balance Sheet, for the absence of footnote disclosure and the fact that the Interim Balance Sheet do not contain normal recurring year-end adjustments and reclassifications). The Financial Statements are based on the books and records of the Company and fairly present in all material respects the financial condition of the Company as of such dates and for such periods.

To the Company’s Knowledge, since January 1, 2019, no auditor, Affiliate, accountant or representative of the Company has received or otherwise had or obtained knowledge of any

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material complaint, allegation, assertion or claim, or any material weakness or significant deficiency, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company, or its internal accounting controls, including any material complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices. The Company's internal accounting controls are sufficient to ensure financial reporting in accordance with GAAP.

Except as set forth in Section 3(d) of the Disclosure Schedule or the 2020 Audited Financial Statements, as of the date hereof, there is no Indebtedness of the Company. There are no off-balance sheet financing arrangements to which the Company is a party.

All inventory of the Company reflected in the balance sheets within the 2020 Audited Financial Statements and the Interim Balance Sheet consists of a quality and quantity usable and saleable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All inventory (and any reserves or allowances thereto) of the Company reflected in the balance sheets within the 2020 Audited Financial Statements and the Interim Balance Sheet have been calculated and recorded in accordance with GAAP. All such inventory is owned by the Company, free and clear of all Encumbrances (other than security interests which will be satisfied and discharged upon payment of Indebtedness or other Permitted Encumbrances), and no inventory is held on a consignment basis. The quantities of each such item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company, consistent with past practice.

(e)             Undisclosed Liabilities. The Company does not have any liabilities or obligations of any nature (whether accrued, absolute, fixed, contingent or otherwise) that are not reflected on the Interim Balance Sheet or in the notes thereto in compliance with GAAP, other than (i) as set forth in Section 3(e) of the Disclosure Schedule, (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice after the Interim Balance Sheet Date, (iii) liabilities or obligations incurred in connection with the transactions contemplated hereby, or (v) any other liabilities or obligations which, individually or in the aggregate, are not, or would not reasonably be expected to be, material to the Company.

(f)             Compliance; Permits.

(i)                    Compliance. The Company is, and since January 1, 2021 has been, in compliance in all respects with all Laws and Orders applicable to the Company, the ownership or use of its properties or assets or the conduct or operation of its Business. Since January 1, 2021, the Company has not received any written notice from any Governmental Authority or other Person with respect to the operation of the Business or the ownership or use of any of their assets claiming any violation or alleged violation of any Law or Order which remains unresolved. To the Knowledge of the Company, no investigation or review by any Governmental Authority with respect to the Company, the ownership or use of properties or assets or the conduct or operation of the Business is pending or threatened.

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(ii)                 Permits. The Company has all licenses, permits, approvals, registrations, filings, certifications, consents and listings (collectively, the “Permits”) of all Governmental Authorities required for the conduct of the Business and the ownership, leasing and operation of its property and assets, except where the failure to have one or more Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All such Permits are set forth on Section 3(f)(ii) of the Disclosure Schedule and are in full force and effect on the date hereof. The Company is in compliance in all material respects with all such Permits. Since January 31, 2019, the Company has not received any written notice, nor to the Company’s Knowledge has there been any oral notice, of any material Action relating to the revocation, nonrenewal, suspension or modification of any Permit that remains unresolved.

(g)            Absence of Certain Changes or Events. Since January 1, 2021 to the date of this Agreement, the Company has conducted the Business only in the ordinary course consistent with past practices, and there has not occurred any effect, event, state of facts, condition, circumstance, change, event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Without limiting the generality of the foregoing, and other than as required under the terms of this Agreement, since January 1, 2021, the Company has not:

(i)                    incurred or assumed any Indebtedness (whether directly or by way of guarantee or otherwise), other than draws on established lines of credit;

(ii)                    issued, sold, distributed, split, reclassified, purchased or disposed of any capital stock, notes or other securities, or committed itself to do so;

(iii)                   placed or permitted any Encumbrance, other than a Permitted Encumbrance, on any of its Leased Real Property or assets, tangible or intangible;

(iv)                  suffered any material loss, damage or destruction, whether covered by insurance or not, relating to or affecting the Business or the assets of the Company;

(v)                    terminated, amended, adopted or instituted any Company Benefit Plan;

(vi)                    changed its credit or accounting policies or practices, except as disclosed in the notes to the Financial Statements, as required by concurrent changes in GAAP or applicable Laws;

(vii)                  made any material change in the cash management practices of the Company or its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(viii)                 made any new Tax election, changed or revoked any Tax election, amended any Tax Return or changed in any manner any position on any Tax Return, changed any accounting period or method with respect to Taxes, entered into any closing

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agreement, settled any Tax claim or assessment, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment;

(ix)                   entered into any merger, consolidation, recapitalization or other business combination or reorganization (except with respect to the transactions contemplated herein);

(x)                    entered into any settlement, or offer or proposal to settle, (a) any material Claim involving or against the Company, (b) any shareholder litigation or dispute against the Company or any of its officers or directors or (c) any Claim that relates to the transactions contemplated hereby;

(xi)                    amended its Organizational Documents;

(xii)                  entered into any Contract that would constitute a Material Contract;

(xiii)                 acquired, transferred, leased (as lessor or lessee), subleased, licensed, assigned, sold or otherwise disposed of any Leased Real Property or of the assets shown or reflected in the Financial Statements or cancelled any debts or entitlements;

(xiv)                transferred, assigned or granted any license or sublicense of any material rights under or with respect to any Intellectual Property (other than a revocable, non-exclusive license or sublicense granted in the ordinary course of business);

(xv)                  made any capital investment in, or any loan to, any other Person;

(xvi)                accelerated, terminated, renewed (other than renewed automatically), made a material modification to or cancelled any Material Contract to which the Company is a party or by which it is bound;

(xvii)                waived, released or assigned any material rights under any Material Contract;

(xviii)              granted any bonuses, whether monetary or otherwise, or any general wage or salary increases in respect of its employees, other than as provided for in any written agreements or consistent with past practice, or entered into or changed any terms of employment for any employee, other than as set forth on Section 3(g)(xviii) of the Disclosure Schedule;

(xix)                  entered into or terminated any employment agreement or collective bargaining agreement, whether written or oral, or modified the terms of any such existing agreement;

(xx)                   made any loan to, or entered into any other transaction with, any of its directors, officers and employees;

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(xxi)                 entered into a new line of business or abandoned or discontinued existing lines of business;

(xxii)                 undertaken or entered into a Contract to undertake capital expenditures in excess of $250,000, in the aggregate;

(xxiii)                acquired, or agreed to acquire in any manner, any fee interest in any real property; or

(xxiv)                entered into any agreement or commitment (whether written or oral) to do any of the foregoing.

(h)            Litigation and Proceedings. Except as set forth in Section 3(h) of the Disclosure Schedule, there are no Actions pending or, to the Knowledge of the Company, Threatened (a) against or by the Company affecting any of its properties or assets; (b) against or by the Company that would, or would reasonably be expected to, individually or in the aggregate, be material to the Company, or (c) against or by the Company that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. Except as set forth in Section 3(h) of the Disclosure Schedule, there are no outstanding Orders and there are no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets or that would, or would reasonably be expected to, individually or in the aggregate, be material to the Company.

(i)              Real Property.

(i)                    Leased Real Property. Section 3(i)(i) of the Disclosure Schedule sets forth a true and complete list and description of the real property leased, subleased or licensed by the Company, or for which a right to use or occupy real property has been granted to the Company (the “Leased Real Property”), including identification of the Leased Real Property leased, subleased or licensed to the Company by Alon Realty or for which a right to use or occupy the Leased Real Property has been granted to the Company by Alon Realty (the “Alon Realty Leased Real Property”). Section 3(i)(i) of the Disclosure Schedules also identifies each lease, sublease, license or other Contract or agreement under which the Company leases, subleases, licenses or otherwise uses or occupies the Leased Real Property (including all amendments, modifications, supplements, renewals and extension thereto and guarantees thereof, the “Leases”). Except as set forth on Section 3(i)(i) of the Disclosure Schedule, there are no leases, subleases, options or other agreements relating to or affecting the Leased Real Property to which the Company is a party. The Company is not currently in default of or in violation of any of the terms of any Lease. All of the Leases are in full force and effect, valid, and binding on the Company and, to the Knowledge of the Company, on each counterparty thereto, and enforceable in accordance with their respective terms, subject to the Bankruptcy and Equity Exception. The Company has a valid and enforceable leasehold interest under each Lease, but free and clear of all Encumbrances, other than Permitted Encumbrances, and the Company has not, given or received any written notice of any default (including written notice of any accrued default that is subject only to a notice or cure period) under any Lease which remains unresolved, and to the Knowledge of the Company, no other

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party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto. To the Knowledge of the Company, no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in a material default or violation of any Lease. The transactions contemplated by this Agreement do not require the consent of or notice to any landlord or other counterparty under any of the Leases. The Company has delivered to the Buyer true, correct and complete copies of all of the Leases. The Company has either paid and discharged, or accrued as a liability in the Financial Statements, all payment obligations with respect to the Leased Real Property and there is no payment amount due or payable other than as set forth as a “current liability” in the Interim Balance Sheet. The Leased Real Property constitute all of the parcels and tracts of land primarily used in the Business. The Company has not assigned, transferred, conveyed, mortgaged, deed in trust, or encumbered its interest in any of the Leased Real Property or any of its rights under any Leases.

(ii)                    Third Party Rights to the Leased Real Property. Except as set forth on Section 3(i)(ii) of the Disclosure Schedule, there are no written or oral subleases, licenses, concessions, occupancy agreements, options, rights or other Contracts or agreements to which any Person other than the Company has the right to lease, sublease, license, use or occupy the Leased Real Property.

(iii)                  Owned Property. The Company does not own or possess any fee or similar interest in any real property or improvements.

(iv)                  Improvements. All buildings, structures, fixtures and other improvements included within the Leased Real Property (the “Improvements”) are in good operating condition, subject only to ordinary wear and tear, and the Improvements are adequate for the purposes for which they are presently being used or held for use.

(j)              Material Contracts. Section 3(j) of the Disclosure Schedule lists each of the following Contracts of the Company (such contracts being a “Material Contract” and, collectively, as the “Material Contracts”):

(i)                    any Contract with any Material Supplier as to which there is a remaining non-contingent payment or delivery obligation that exceeds $250,000;

(ii)                    any representative, broker or sales agency Contract involving in any one case payments of more than $75,000 per year in 2020 or projected for 2021;

(iii)                  (a) any Lease or (b) any lease with respect to personal property with annual rental payments in excess of $75,000, under which the Company is either lessor or lessee;

(iv)                  any Contract relating to Indebtedness, the borrowing or lending of money, or the guaranty of another Person’s borrowing of money or other obligation, including any note, debenture, bond, conditional sale agreement, equipment trust agreement, letter of credit agreement, loan agreement or other Contract or commitment for the borrowing or lending of money (including loans to or from officers, managers, directors,

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shareholders or members, or any member of their immediate families), agreement or arrangement for a line of credit or guarantee, pledge or undertaking of the Indebtedness of any other Person;

(v)                  any Contract relating to any joint venture, partnership or other arrangement (however named) involving a sharing of the profits, losses, costs or Liabilities of the Company with any other Person;

(vi)                  any Contract containing covenants or conditions that, in any material respect, purport to restrict the business activity of the Company, or limit the freedom of the Company to engage in any line of business or to compete with any third party, or soliciting any customers or any individuals for employment;

(vii)                 any Contract relating to the acquisition or disposition of any business, material assets or any securities (whether by merger, sale of stock, sale of assets or otherwise) or similar transaction, which contain representations, covenants, indemnities or current or future rights or obligations, including any indemnification, “earnout” or other deferred or contingent consideration;

(viii)                any labor agreement, collective bargaining agreement or similar labor-related agreement with any labor organization, works council, trade union or other similar employee representative or employee representative body representing, or to the Company’s Knowledge, purporting to, or seeking to, represent any Company employee;

(ix)                   any Contract that prohibits the payment of dividends or distributions in respect of capital stock of the Company, prohibits the pledging of capital stock of the Company or prohibits the issuance of guarantees by the Company;

(x)                    any Contract that contains obligations of the Company secured by, or otherwise provides for, an Encumbrance (other than Permitted Encumbrances) on any asset (tangible or intangible) of the Company;

(xi)                  any Contract that is a settlement or similar agreement with any Person or Governmental Authority entered into since January 1, 2019, in each case, requiring payments in excess of $50,000 or otherwise limiting the operation of the Company (or any of its Affiliates) in any material respect after the Closing;

(xii)                  any employment, consulting or engagement agreement involving aggregate annual salary and potential bonus payments by the Company in excess of $100,000 per annum;

(xiii)                any Contract with an Affiliate, including, without limitation, any severance, retention or change of control agreements or arrangements in connection with the transactions contemplated by this Agreement;

(xiv)                 any stockholders’ agreement, voting trust agreement, registration rights agreement or other similar Contract or understanding relating to any equity interests of the Company, or any other agreement relating to the disposition, voting, dividends or

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other payments or repurchase obligations with respect to any equity interests of the Company;

(xv)                 any requirements Contract or Contracts obligating the Company to any minimum purchase or “take-or-pay” obligation;

(xvi)                 any Contract containing a “most-favored-nation” clause or similar term that provides preferential pricing or treatment or establishing any exclusive sale or distribution or exclusive purchase obligation;

(xvii)               any Contract granting any rights of first refusal, rights of first offer, rights of first negotiation or other similar rights to any Person with respect to the sale (by merger or otherwise) of the securities or assets of the Company;

(xviii)               any Contract that (A) relates to (1) the licensing of, or grant of other rights under, Intellectual Property to or from the Company, or (2) the development of any Intellectual Property, or (B) affects the Company’s ability to enforce any Intellectual Property in connection with the resolution of any claim or dispute related to Intellectual Property, excluding in the case of either (A) or (B) (x) non-exclusive end-user licenses for unmodified, commercially available, off-the-shelf software, with an aggregate fee of less than $100,000, and (y) non-exclusive licenses granted by the Company in the ordinary course of business consistent with past practice with an aggregate fee of less than $100,000;

(xix)                 any agreement of indemnification by the Company, other than any agreement providing for indemnification entered into in connection with the sale or license of products or services in the ordinary course of business consistent with past practice;

(xx)                  all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, retirement, environmental or other Liability of any Person, other than purchase orders and sales orders entered into with customers, suppliers and vendors in the ordinary course of business;

(xxi)                  any Contract to acquire any owned real property;

(xxii)                any Contract containing any future capital expenditure obligations of the Company in excess of $100,000;

(xxiii)               all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which are not cancellable without material penalty or without more than ninety (90) days’ notice; and

(xxiv)               any Contract to enter into any one of the foregoing.

The Company has delivered or made available to Buyer prior to the date hereof complete copies (including all amendments, modifications, supplements, annexes and schedules thereto and written

33

waivers thereunder) of each Material Contract. The Company is not in default in any material respect under any Material Contract. To the Company’s Knowledge, no third party is in material breach or material default under any Material Contract. The Company has not received written notice of a third party’s intent to terminate, modify or seek renegotiation of, such Material Contract, and there are no material disputes pending, or, to the Knowledge of the Company, Threatened with regard to any Material Contract. Each Material Contract is in full force and effect and is a valid and binding agreement enforceable against the Company and, to the Company’s Knowledge, the other party or parties thereto, in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium, and other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (including without limitation the availability of specific performance or injunctive relief and the application of concepts of materiality, reasonableness, good faith and fair dealing) (the “Bankruptcy and Equity Exception”). To the Knowledge of the Company, there has not been any event, condition or circumstance that has occurred or that exists which with or without notice, the passage of time and/or the happening of an event would (i) result in a material default, material breach or event of material noncompliance by, (ii) result in a right of termination for, or (iii) cause or permit the acceleration of or other material changes to any right or obligation or the loss of any material benefit for, in each case, the Company or any other party to such Material Contract, under any such Material Contract.

(k)            Employee Benefit Plans.

(i)                    Section 3(k)(i) of the Disclosure Schedule contains a true and complete list all Employee Benefit Plans that are maintained, sponsored, or contributed to by the Company or under which the Company has or would reasonably be expected to have any Liability (the “Company Benefit Plans”). True and complete copies of all plan documents for all Company Benefit Plans, including all amendments thereto (or, for any Company Benefit Plan not in writing, a written summary of its material terms) have been provided to Buyer, together with, to the extent applicable, copies for each Company Benefit Plan of (A) all trust agreements, custodial agreements, insurance policies, and administrative, investment, investment management and investment advisory agreements, (B) all summary plan descriptions, summaries of material modifications, (C) all annual reports (Forms 5500) required to have been filed for the three (3) most recent plan years, with all applicable schedules and attachments, (D) the most recent financial statements and actuarial or other valuations reports prepared with respect thereto, (E) the most recent determination or opinion letter, if any, issued by the IRS, and (F) all material non-routine correspondence to and from any Governmental Authority within the last three (3) years. The Company has not made any commitment to create any additional Company Benefit Plan or to amend, modify or terminate any existing Company Benefit Plan, other than with respect to any amendment, modification or termination required by ERISA, the Code or other applicable Law.

(ii)                    Neither the Company nor any of its ERISA Affiliates maintains, contributes to or has any obligation (contingent or otherwise) to contribute to, or within the past six (6) years has maintained, contributed to or had any obligation (contingent or otherwise) to contribute to, any (A) “multiemployer plan” as defined in Section 3(37) of ERISA, (B) pension plan subject to Section 302 or Title IV of ERISA or Section 412 of

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the Code, (C) “multiple employer plan” (within the meaning of Section 413(c) of the Code) or (D) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. None of the assets of the Company is the subject of any lien arising under Title IV of ERISA or pursuant to Section 430(k) of the Code or a violation of Section 436 of the Code. No liability under Title IV or Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a risk to the Company or any ERISA Affiliate of incurring any such liability, other than any liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due).

(iii)                  With respect to each Company Benefit Plan: (a) all contributions, premium payments, benefit payments and other payments due to or from the Company Benefit Plan (or from the Company with respect to each such Company Benefit Plan) have been made on a timely basis or, if not yet due, have been properly accrued as a liability in the Final Closing Net Working Capital; (b) the Company Benefit Plan has been established and administered in accordance with its terms in all material respects and in compliance with all applicable Laws and Orders; (c) each Company Benefit Plan that is intended to qualify under Section 401 of the Code has received a favorable determination letter from the IRS (or a favorable opinion letter that may be relied on) regarding the tax-qualified status of such Company Benefit Plan under Section 401(a) of the Code and the exempt status of the related trust(s) under Section 501(a) of the Code, and to the Company’s Knowledge, no event has occurred or condition exits that would reasonable be expected to result in a loss of such tax-qualification or adversely affect tax exemption; and (d) there is no Claim pending (other than routine claims) or, to the Company’s Knowledge, Threatened with respect to the Company Benefit Plan or against the assets of the Company Benefit Plan and there is no governmental audit in process or pending with respect to any such Company Benefit Plan.

(iv)                   Except as expressly required under Sections 601 through 609 of ERISA or similar state insurance law, no Company Benefit Plan provides benefits, including death or medical benefits (whether or not insured), beyond an individual’s retirement or other termination of service from the Company.

(v)                   Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either singly or in conjunction with any other event, will (a)  entitle any current or former employee, director, manager or independent contractor or any other Person to any change in control, retention or severance pay, unemployment compensation or any other payment or benefit, except as expressly provided in the Funds Flow Memorandum, (b) accelerate the time of payment or vesting or increase the amount of compensation or benefit due to any current or former employee, director or independent contractor or any other Person or (c) require the Company to transfer or set aside any assets to fund or otherwise provide for any benefits for any Person pursuant to any Company Benefit Plan.

(vi)                   No amount to be received (whether in cash, property, the vesting of property or otherwise) as a result of or in connection with the consummation of the transactions contemplated by this Agreement (either alone or in combination with any

35

other event) by any employee, officer, director or other service provider of the Company who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(vii)                  Each Company Benefit Plan that constitutes in whole or in part a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code is in a written form that complies with, and is administered in compliance with, Section 409A of the Code and the final regulations and other IRS guidance promulgated and in effect under Section 409A of the Code, in all material respects.

(viii)                 The Company has not incurred any material liability for any Tax or civil penalty imposed under Chapter 43 of the Code or Sections 409 or 502 of ERISA that has not been satisfied in full.

(l)              Title to Assets; Sufficiency of Assets.

(i)                    The Company has good and valid title to, or, in the case of leased or subleased assets, a valid and binding leasehold interest in, all of its assets, including the Company Intellectual Property (in the case of any portions thereof which are subject to license, a valid and binding license interest), and other assets reflected in the Financial Statements (or acquired after the date thereof) free and clear of all Encumbrances other than Permitted Encumbrances. Except as set forth in Section 3(l)(i) of the Disclosure Schedule, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company are structurally sound, are in good operating condition and repair (ordinary wear-and-tear (after taking into account the age of the asset) excepted) and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs.

(ii)                    The buildings, structures, furniture, fixtures, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company, including, without limitation, the Leased Real Property, are sufficient for the continued conduct of the business after the Closing in all material respects in the same manner as conducted prior to the Closing and constitute all of the rights, property, and assets necessary to conduct the Company’s business as currently conducted.

(m)          Compliance with Environmental Laws.

(i)                    The Company is and, except for matters which have been resolved, has been in compliance in all material respects with all Environmental Laws and Environmental Permits (as defined below).

(ii)                   Since January 1, 2016, the Company has not received any written notice from a Governmental Authority that alleges that the Company is not in compliance with any Environmental Law which remains unresolved, to the Knowledge of the Company,

36

and there are no judicial or administrative actions, claims, suits, demands, demand letters, liens, complaints, investigations, or other legal proceedings which would reasonably be expected to result in the Company incurring material Liability under Environmental Laws.

(iii)                  There is no Claim pending or, to the Company’s Knowledge, Threatened against the Company relating in any way to any Environmental Laws.

(iv)                  Without limiting the generality of the foregoing, (a) there are no on-site or off-site locations at which the Company has released, handled, stored, disposed or arranged for the disposal of any Hazardous Substances that could reasonably be expected to form the basis of any Claim against the Company, and (b) to the Company’s Knowledge, there are no underground storage tanks located on property owned or leased, subleased, licensed or otherwise used or occupied by the Company.

(v)                    The Company has not received any letter or written request for information under CERCLA or any other Environmental Law, and, to the Company’s Knowledge, none of the operations of the Company is the subject of any investigation by a Governmental Authority evaluating whether any remedial action is needed to respond to an actual or threatened discharge, spill or release of any Hazardous Substance at any property owned or leased, subleased, licensed or otherwise used or occupied by the Company, or at any other location to which the Company has transported, or arranged for the transportation of, any Hazardous Substance.

(vi)                  The Company maintains all Permits required under Environmental Laws (“Environmental Permits”) to conduct the operations of the Business, and all such Environmental Permits are in full force and effect. Section 3(m)(vi) of the Disclosure Schedule includes a listing of all such Environmental Permits.

(vii)                 The Company has made available to Buyer copies of all material environmental assessments (including Phase I or II Environmental Site Assessments), reports, audits and other material documents in its possession or under its control that relate to the environmental condition of any and all property owned or leased, subleased, licensed or otherwise used or occupied by the Company, or compliance with Environmental Laws by the Company in connection with the Business.

(n)            Taxes.

(i)                    The Company has duly filed or caused to be filed, in a timely manner, with the appropriate taxing authorities, all Tax Returns required to be filed (determined with regard to any timely extensions) by it. Each such Tax Return (including any amendment thereto) is true, correct, and complete in all material respects, and all Taxes due and owing by the Company (whether or not shown on any Tax Returns), have been timely paid. There are no extensions of time to file any Tax Returns that are pending and there are no agreements or waivers extending the statutory period of limitation applicable to any Taxes of the Company for any currently open period. No claim has ever been made

37

by a taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(ii)                    All Taxes required to be withheld by the Company have been withheld and have been duly and timely paid to the proper taxing authority within the time and in the manner prescribed by applicable Law, including with respect to any past or present employee, independent contractor, creditor, member, consultant, equity holder or other third party. There are no Encumbrances for Taxes (other than Permitted Encumbrances) on any of the assets of the Company. No deficiencies for any Taxes are proposed, asserted or assessed in writing against the Company that have not been remedied prior to the date hereof.

(iii)                  The Company is registered for the purposes of sales Taxes, use Taxes, transfer Taxes, value added Taxes or any similar Taxes in all jurisdictions where it is required by Law to be so registered, in each case in all material respects, and has complied in all material respects with all Laws relating to such Taxes.

(iv)                  The unpaid Taxes of the Company (A) did not, as of the Interim Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing their Tax Returns. Since the date of the Interim Balance Sheet Date, the Company has not incurred any liability for Taxes outside the ordinary course of business.

(v)                    The Company has never been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company) or any similar group for federal, state, local or foreign Tax purposes. The Company has no Liability for the Taxes of any Person (other than Taxes of the Company) (a) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (b) as a transferee or successor or (c) by Contract.

(vi)                  The Company is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement.

(vii)                 The Company is not nor has been a party to any “reportable transaction,” as defined in Section 6707(a) of the Code and Treasury Regulation Section 1.6011-4(b) or any similar provision of state, local or foreign Tax Law. The Company will not be required to include any item of income in, or exclude any item of deduction from, any taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) adjustment under Section 481 of the Code (or any corresponding or similar provision of state, local or foreign law) relating to any change in method of accounting made prior to the Closing or use of an improper method of accounting prior to the Closing, (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign law) executed prior to the Closing, (iii) use of the installment method of accounting, the completed contract method

38

of accounting, the long-term contract method of accounting, or the cash method of accounting, in each case, with respect to any transaction undertaken prior to the Closing, (iv) open transaction disposition made on or prior to the Closing, (v) prepaid amounts received or deferred revenue accrued prior to the Closing, (vi) agreement with any taxing authority made or entered into prior to the Closing Date or (vii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign law) (other than any such inclusion (or exclusion, as applicable) that results from an action taken or transaction undertaken by Buyer or any of its Affiliates (including the Company) after the Closing).

(viii)                 No foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings are pending, being conducted or, to the Company’s Knowledge, Threatened with respect to the Company. The Company is not in receipt from any foreign, federal, state or local taxing authority any written notice indicating an intent to open an audit or other review.

(ix)                   At all times since its formation, the Company has been properly treated as a corporation for U.S. federal and applicable state, local and foreign income Tax purposes and has not elected any alternative treatment.

(x)                    The Company has delivered or made available to Buyer true copies of the federal and state income Tax Returns relating to the Company (and amended income Tax Returns, revenue agents’ reports, and other notices from the IRS or state taxing authorities) for each of the preceding two (2) taxable years.

(xi)                   The Company is not a “United States real property holding company” within the meaning of Section 897 of the Code within the period specified in that section.

(xii)                  The Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(xiii)                The Company has not applied for or received any letter ruling from the IRS (or any comparable ruling from any other taxing authority).

(o)            Insurance. Section 3(o) of the Disclosure Schedule sets forth a complete and accurate list of all policies of insurance or binders of insurance presently in effect with respect to the Company, the Business, and the Company and the Business’ operations, employees, officers and directors, or the Company’s assets, or of which the Company is the owner or the beneficiary, or under which the Company is an insured or loss payee (collectively, the “Insurance Policies”), and true and complete copies of such Insurance Policies have been made available to Buyer prior to the date hereof. Section 3(o) of the Disclosure Schedule also includes any pending claims in excess of $150,000 made by or on behalf of the Company under any of the Insurance Policies, including the amount incurred, the Insurance Policy under which the claim was made and the status of the claim. There are no claims related to the Business or the Company pending under any Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of

39

which there is an outstanding reservation of rights. All Insurance Policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date of which this representation is being made have been paid in full (other than retrospective premiums which may be payable with respect to workers’ compensation insurance policies), the limits of each Insurance Policy remain fully available, without any exhaustion or erosion, the Company is in compliance in all material respects with all of its obligations under each Insurance Policy, and no written notice of cancellation or termination has been received with respect to each Insurance Policy.

(p)            Related Party Transactions.

(i)                    No present or, to the Knowledge of the Company, former, director, officer, employee, equityholder, Affiliate or “associate” or members of any of their “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of the Company or any Seller (each of the foregoing, a “Related Person”), other than in his capacity as a director, officer, equityholder or employee of the Company has any material interest in or other material business relationship or arrangement with any Person that (i) does business with the Company in connection with the operation of the Business, (ii) is engaged, directly or indirectly, in the conduct of the Business or (iii) owns any material property, asset or right that is used by the Company.

(ii)                    All Contracts between any Related Person and the Company are listed on Section 3(p)(i) of the Disclosure Schedule (the “Related Person Agreements”), other than (a) Company Benefit Plans and (b) payments reflected in the Funds Flow Memorandum or included in Final Closing Net Working Capital, Final Adjusted Debt Amount or Final Seller Transaction Expenses.

(iii)                   Section 3(p)(iii) of the Disclosure Schedule sets forth a complete and correct list of the amounts for each intercompany account balance (including with respect to any intercompany loans, notes and advances regardless of their maturity and all intercompany receivables and payables, inclusive of any accrued and unpaid interest) between the Company, on the one hand, and any Seller or officer, director, Affiliate, member, manager or partner of the Company, or any of their respective Affiliates, immediate family members or estate planning vehicles (other than the Company), on the other hand, other than those items relating to ordinary course employment related expenses up to an amount in the aggregate of not more than $25,000 (the “Affiliate Accounts”).

(q)            Labor Matters.

(i)                    Section 3(q)(i) of the Disclosure Schedule contains a list of all Persons who are employees, independent contractors or consultants of the Company as of the close of business one (1) Business Day prior to date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name (or employee identification number); (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based

40

compensation; (vi) a description of the fringe benefits eligibility of each such individual; (vii) classification as employee, independent contractor or consultant; (viii) classification of employees as exempt or non-exempt; and (ix) a summary of all commitments by the Company to increase the compensation or to modify the terms or conditions of employment of any such Person. Except as set out in Section 3(q)(i) of the Disclosure Schedule, no employee is on long-term disability leave or extended absence.

(ii)                   Each Person working for the Company who requires authorization from a Governmental Authority to work in such employee’s place of work has the necessary immigration documentation, work authorization or other necessary permission. The Company is in material compliance with all applicable Laws regarding immigration and/or employment of non-citizen workers, work authorization, and the use of E-Verify or similar work authorization verification systems. There is no pending or, to the Knowledge of the Company, Threatened investigation by any branch or department of the U.S. Immigration and Customs Enforcement, or other federal, state, local or foreign agency charged with administration and enforcement of immigration Laws.

(iii)                   To the Knowledge of the Company, no Person who is an employee, independent contractor or consultant of the Company (i) is a party to, or is otherwise bound by, any agreement or arrangement, including any employment, confidentiality, non-competition, or proprietary rights agreement that could reasonably be expected to prohibit the performance by such Person of his/her duties for or on behalf of the Company or (ii) is in any respect in violation of any term of any such agreement or other similar obligation, including any common law nondisclosure, fiduciary duty or other obligation to the Company or to a former employer of any such employee relating (A) to the right of any such employee, independent contractor or consultant to be employed or engaged by the Company or (B) to the knowledge or use of trade secrets or proprietary information.

(iv)                  The Company is not a party to, or bound by, any labor agreement, collective bargaining agreement or any other labor-related agreement or arrangement with any labor union, labor organization or works council, there are no labor agreements, collective bargaining agreements or any other labor-related agreements or arrangements that pertain to any of the employees of the Company and no employees of the Company are represented by any labor union, labor organization or works council with respect to their employment with the Company.

(v)                   Since January 1, 2019, there has been no actual or, to the Knowledge of the Company, Threatened labor strike, slowdown, work stoppage or lockout with respect to any Person who is an employee, independent contractor or consultant of the Company. Moreover, the Company has not agreed to recognize any union or other collective bargaining representative, there is no pending demand made or Threatened for recognition by any labor union and, to the Knowledge of the Company, there has been no petition filed or Threatened to be filed for an election respecting such recognition of a labor union with respect to any Person who is an employee, independent contractor or consultant of the Company. There are no efforts, to the Knowledge of the Company, by

41

any labor union seeking to organize any Person who is an employee, independent contractor or consultant of the Company.

(vi)                   The Company is not engaged in any unfair labor practice, and no complaint for unfair labor practice against the Company is pending or to the Knowledge of the Company, Threatened before the National Labor Relations Board or any comparable Governmental Authority.

(vii)                  The Company is, and since January 1, 2019 has been, in all material respects, to its Knowledge, in compliance with applicable Laws relating to the employment of labor, including without limitation any provisions thereof relating to (A) wages, overtime, hours, bonuses, commissions, meal or rest periods, termination pay, vacation pay, sick pay, employee benefits, and/or the payment and/or accrual of the same; (B) unlawful, wrongful or retaliatory or discriminatory employment or labor practices of any kind; (C) occupational safety and health standards; (D) plant closures and layoffs; or (E) workers’ compensation, disability, leaves of absence, unemployment compensation, whistleblower and/or other Laws. To the Company’s Knowledge, since January 1, 2019, each Person performing work for the Company under a non-employee classification, including but not limited to independent contractors, consultants, interns, or otherwise, has satisfied the requirements of applicable Law to be so classified at all times when such non-employee classification has been in place. To the Company’s Knowledge, since January 1, 2019, each employee performing work for the Company has been classified properly as exempt or non-exempt under applicable Law relating to regular wages and overtime compensation.

(viii)                 Since January 1, 2019, there have been no actions, suits, claims, complaints, litigation, investigations, audits, arbitrations or other similar disputes of any kind relating to the employment of labor or termination of employment relating to Persons who are employees, independent contractors or consultants of the Company or to the Knowledge of the Company, Threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment against the Company.

(ix)                   No former employee of the Company is entitled to any continuing or contingent benefits from the Company. No officer, director, employee, or independent contractor of the Company is indebted to the Company except for advances for ordinary business expenses on a basis consistent with past practices, nor is the Company indebted to any officer, director, manager, member, employee, or independent contractor except for compensation earned by any such Person during the current payroll period or unreimbursed customary and reasonable business expenses.

(x)                    To the Knowledge of the Company, no current employee of the Company, who is at the level of store manager or above, intends to terminate his or her employment.

(xi)                   Since January 1, 2019, the Company has not entered into a settlement agreement with a current or former officer, employee or independent contractor of the Company that involves allegations relating to sexual harassment by either (i) an officer

42

of the Company or (ii) an employee of the Company at the level of store manager or above. To the Knowledge of the Company, since January 1, 2019, no allegations of sexual harassment have been made against (i) any officer of the Company or (ii) an employee of the Company at the level of store manager or above.

(r)             Books and Records. The stock record books of the Company, all of which have been made available to Buyer, are complete and correct. The minute books of the Company have been maintained in accordance with sound business practices. At the Closing, all of those books and records will be in possession of the Company.

(s)             Brokers. Except for Robert W. Baird & Co. Incorporated, no broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

(t)              Intellectual Property.

(i)                    The Company is the sole and exclusive beneficial and record owner of all right, title, and interest in and to Owned Intellectual Property, free and clear of all Encumbrances (other than Permitted Encumbrances). The Company owns, is properly licensed under, or otherwise possesses a valid and enforceable right to use all Intellectual Property that is necessary for the operation of the Business as currently conducted. The Company is not, nor will be as a result of the execution and delivery of this Agreement, in violation in any material respect of any licenses, sublicenses or other agreements as to which the Company is a party and pursuant to which the Company is authorized to use any material third-party Intellectual Property rights.

(ii)                    (a) To the Company’s Knowledge, no third party is infringing upon, misappropriating or otherwise violating any Owned Intellectual Property of the Company, and has not infringed upon, misappropriated or otherwise violated any Owned Intellectual Property of the Company since January 1, 2019, and (b) neither the Company nor the current conduct of the Business is currently infringing upon, misappropriating or otherwise violating any third-party Intellectual Property rights, or has been infringing, misappropriating or otherwise violating any third-party Intellectual Property rights since January 1, 2019. The Company has not received, since January 1, 2019, from any third party, any written notice that the Company has infringed upon, misappropriated or otherwise violated any third-party Intellectual Property rights.

(iii)                   No material Owned Intellectual Property right of the Company is or has been judicially determined to be invalid or unenforceable and all material Registered Company Intellectual Property is subsisting. No judicial, regulatory or administrative proceeding is currently pending or, to the Company’s Knowledge, Threatened, or has been pending or, to the Company’s Knowledge, Threatened, since January 1, 2019, which challenges the validity or enforceability of any Owned Intellectual Property right of the Company.

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(iv)                 Section 3(t)(iv) of the Disclosure Schedule sets forth a complete and accurate list of (a) each item of Registered Company Intellectual Property, (b) the jurisdiction in which such item of Registered Company Intellectual Property has been registered or filed and the applicable application, registration, or serial or other similar identification number, and (c) all material unregistered trademarks owned by and used in connection with the Business.

(v)                  All current and former employees, consultants and contractors of the Company who developed or created any material Intellectual Property for, or on behalf of, the Company have executed and delivered valid and enforceable proprietary information, confidentiality and invention assignment agreements substantially in the Company’s standard form and the Company has provided or made available true and complete copies of all such forms or, to the extent the executed agreements diverge from the forms in any material respect, copies of the assignment agreements, to Buyer.

(vi)                  The Company has taken commercially reasonable actions to protect its rights in its Intellectual Property and to maintain the confidentiality of all information that constitutes or constituted a Trade Secret of the Company. To the Company’s Knowledge, there has not been any disclosure of any material Trade Secret of the Company, to any Person in a manner that has resulted or is likely to result in the loss of Trade Secret or other rights in and to such information.

(vii)                  The IT Assets are reasonably sufficient in all material respects for the Business as currently conducted. Since January 1, 2019, (i) there have been no material security breaches in any IT Assets used to conduct the Business, security incidents, or misuse of or unauthorized access to or disclosure of any Personal Information in the possession or control of the Company and (ii) the Company has not provided or been legally or contractually required to provide any notices to any Person in connection with any disclosure of Personal Information. Since January 1, 2019, there have been no disruptions in the IT Assets that adversely affected the Company’s Business or operations. Each of the Company has evaluated disaster recovery and backup needs and has implemented plans and systems that reasonably address its assessment of risk.

(viii)                    The Company’s processing, collection, use, disclosure, storage and transfer of Personal Information complies in all respects with, and since January 1, 2019 has complied in all material respects with, any applicable Privacy Laws. The Company has implemented and maintained adequate policies, procedures and systems in accordance with applicable Privacy Laws. The Company has not received any complaints, notices of investigation, written notices, orders, correspondence or claims from any consumers, Governmental Authority, Person or other entities alleging a breach of, or non-compliance with, the Privacy Laws and, to the knowledge of the Company, no circumstances exist which are likely to result in any such complaints, investigations, notices, orders, correspondence or claims being sent, served, given or made.

(u)            Major Suppliers. Section 3(u) of the Disclosure Schedule sets forth an accurate and complete list of the top twenty (20) suppliers to the Company (“Material Suppliers”), for the year ended December 31, 2020 (determined on the basis of the total dollar amount of purchases made

44

by the Company) showing the dollar amount of purchases from each such supplier during such period. No supplier described on Section 3(u) of the Disclosure Schedule has provided current written notice, or to the Knowledge of the Company has otherwise Threatened, to the Company that it will not continue to be a supplier to the Company after the Closing on substantially the same terms.

(v)            Bank Accounts. Section 3(v) of the Disclosure Schedule sets forth a correct and complete list of all banks in which the Company has an account, safe deposit box, lock box or other arrangement for the collection of accounts receivable or line of credit or other loan facility relationship and the address of each such bank. The Company has provided Buyer with all of such account numbers and the names of all Persons authorized to draw thereon or have access thereto.

Section 4.            Representations and Warranties Regarding Sellers. Except as set forth in the applicable section of the Disclosure Schedule, each Seller, severally and not jointly, and individually and solely as to such Seller, represents and warrants to Buyer as follows:

(a)             Organization, Power and Standing. If other than a natural person, such Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Such Seller has the corporate, limited liability company, partnership or similar power (if other than a natural person) and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

(b)            Due Execution; Enforceability. This Agreement has been duly executed and delivered by such Seller and, assuming the due authorization, execution and delivery by the other Parties hereto, constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by such Seller pursuant hereto, assuming the due authorization, execution and delivery by the other Parties thereto, will constitute, valid and binding agreements of such Seller, enforceable in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.

(c)             Title to Company Shares. Such Seller (i) is the record and beneficial owner of the Stock of the Company set forth across from such stockholder’s name on Exhibit A; and (ii) has good, valid and marketable title to his, her or its respective Stock, and such Stock has not been pledged or assigned to any Person and are held free and clear of all Encumbrances, other than Encumbrances arising under the Shareholders Agreement and securities Laws. At the Closing, Buyer shall acquire good and valid title to the Stock transferred by each Seller as set forth on Exhibit A attached hereto, free and clear of all Encumbrances, other than Encumbrances created by Buyer at the Closing.

(d)            No Conflict; Required Filings and Consents. Neither the execution and delivery of this Agreement nor the consummation by such Seller of the transactions contemplated hereby (i) will violate any Law or any Order, in each case applicable to such Seller or by which such Seller’s shares of Stock are bound or affected, (ii) will require any authorization, consent, approval, exemption or other action by or notice to any Governmental Authority, or (iii) will violate or conflict with, or constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of or require consent under, any term or provision of the Organizational Documents of such Seller.

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(e)             Absence of Litigation. As of the date of this Agreement and as of Closing Date there is no Action or Claim of any kind pending, or to such Seller’s actual knowledge, Threatened, that relates to this Agreement or the transactions contemplated hereby or, to the knowledge of such Seller, Threatened against or affecting such Seller or any of its respective Affiliates that challenges the validity or enforceability of this Agreement or seeks to enjoin or prohibit consummation of, or seeks other material equitable relief with respect to, the transactions contemplated by this Agreement or that would reasonably be expected to impair or delay such Seller’s ability to consummate the transactions contemplated by this Agreement.

EXCEPT AS EXPRESSLY SET FORTH IN SECTION 3 AND SECTION 4, NONE OF THE SELLERS NOR THE COMPANY MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, AND EXPRESSLY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES. BUYER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT TO THE EXTENT SET FORTH IN SECTION 3 OR THIS SECTION 4, NONE OF THE SELLERS OR THE COMPANY IS MAKING ANY OTHER EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT; PROVIDED THAT THE FOREGOING SHALL IN NO EVENT BE DEEMED TO EXCLUDE LIABILITY FOR FRAUD.

Section 5.           Representations and Warranties Regarding Buyer. Except as set forth in the applicable section of the Disclosure Schedule, Buyer represents and warrants to the Company and the Sellers as follows:

(a)             Organization and Qualification. Buyer is duly organized, validly existing and in good standing under the Law of its jurisdiction of organization, with all requisite power and authority to own, operate or lease its assets and properties and to conduct its business as presently conducted by it. Buyer has all requisite power and authority and has taken all corporate action necessary to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by such Parties pursuant hereto and to carry out the transactions contemplated hereby and thereby. Buyer is duly qualified or licensed as a foreign corporation or entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased, or operated by Buyer or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing, would not, individually or the aggregate, have a material adverse effect on the condition, liabilities, operations or results of operations of Buyer or Buyer’s ability to consummate the transactions contemplated by this Agreement.

(b)            Authorization and Validity of Agreement. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by Buyer. No other or further corporate act or proceeding on the part of Buyer is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by the other Parties hereto, constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Buyer pursuant hereto, assuming the due authorization, execution and delivery by the other Parties

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thereto, will constitute, valid and binding agreements of Buyer, enforceable in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.

(c)             No Conflict; Required Filings and Consents.

(i)                    The execution and delivery of this Agreement by Buyer does not, and the consummation of the transactions contemplated hereby and the performance of this Agreement by Buyer shall not, (a) conflict with or violate the Organizational Documents of Buyer, (b) conflict with or violate any Law (subject to filings under the HSR Act) or Order applicable to Buyer or by which its properties are bound or affected or (c) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration, or cancellation of, or result in the creation of an Encumbrance (other than Permitted Encumbrances) on, any of the properties or assets of Buyer pursuant to any Contract, Permit, Order or restriction of any kind or character to which Buyer is a party or by which Buyer or any of its properties are bound or affected, except in the case of clause (c) for any such breaches, defaults, or other occurrences that would not reasonably be expected to have a material adverse effect on the condition, liabilities, operations or results of operations of Buyer.

(ii)                    Except for filings under the HSR Act, no consent, approval, order or authorization, or permit of, action by or in respect of, registration, declaration or filing with, or notification to, any Governmental Authority, or any other Person is required to be made, obtained, performed or given to or with respect to Buyer in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby, except for such consents, approvals, authorizations, permits, filings or notifications, the failure to be made or obtained would not reasonably be expected to have a material adverse effect on the condition, liabilities, operations or results of operations of Buyer.

(d)            Absence of Litigation. There is no Claim of any kind pending, or to Buyer’s knowledge, Threatened, against Buyer which contests the validity of this Agreement or the ability of Buyer to consummate the transactions contemplated by this Agreement.

(e)             Brokers. Other than Evercore Group L.L.C., no broker, finder, or investment banker is entitled to any brokerage fee, finder’s fee, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or any Affiliate of Buyer.

(f)             Financial Capability. Buyer will have on the Closing Date sufficient immediately available funds in cash to pay the Purchase Price described in this Agreement and to perform its obligations hereunder and to pay its related fees and expenses. Buyer is not insolvent, nor, immediately after giving effect to the consummation of the transactions contemplated by this Agreement will Buyer be rendered insolvent by any of the transactions contemplated herein. As used in this Section, "insolvent" means that the sum of the debts and other probable liabilities of Buyer exceeds the present fair saleable value of the assets of Buyer.

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(g)            No Additional Representations or Warranties. Buyer acknowledges that Sellers, the Company and their representatives and affiliates have not made, and Buyer has not relied on, any representation or warranty, express or implied, regarding Sellers, the Company, the assets, liabilities or operations or the Business, except for the representations and warranties of the Company and the Sellers expressly set forth in Sections 3 and 4 of this Agreement, respectively, in each case as modified by the Disclosure Schedule. Buyer further agrees that the Company and the Sellers, and their respective representatives and Affiliates, shall not have or be subject to any liability to Buyer or its Affiliates resulting from the distribution to Buyer, or Buyer’s use of, any information, document or material provided to Buyer or made available to Buyer in any “data room,” management presentations or any other form in expectation of the transactions contemplated by this Agreement, including any estimates, forecasts, plans or financial projections of the Company, as Buyer acknowledges that no representations or warranties are made with respect to any such information, document or material and Buyer has not relied on any such information, document or material in making its investment decision in connection with this Agreement. Buyer further acknowledges that there are uncertainties inherent in attempting to make any such estimates, forecasts or projections, that Buyer is familiar with such uncertainties, and that Buyer is fully responsible for making its own evaluation of the adequacy and accuracy of any such estimates, forecasts or projections. Buyer further acknowledges and agrees that (i) it has conducted such investigations of the Company and the Business as it deems necessary in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby, (ii) it and its representatives have been permitted access to the records, facilities, equipment, Tax Returns, Contracts and other properties and assets of the Company which they and their representatives have desired and requested to see and/or review and (iii) it and its representatives have had the opportunity to meet with representatives of the Company to discuss the Business and the assets of the Company. In no event shall anything contained in this Section 5(g) be deemed to exclude the Company’s or any Seller’s liability for Fraud.

EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 5, BUYER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, AND EXPRESSLY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES. EACH OF THE SELLERS, THE SELLER REPRESENTATIVE AND THE COMPANY HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT TO THE EXTENT SET FORTH IN THIS SECTION 5, BUYER IS MAKING NO OTHER EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT; PROVIDED THAT THE FOREGOING SHALL IN NO EVENT BE DEEMED TO EXCLUDE LIABILITY FOR FRAUD.

Section 6.             Covenants and Agreements of the Parties.

(a)             Reasonable Access to Information. During the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall give to Buyer’s officers, employees, agents, attorneys, consultants, accountants and lenders reasonable access during normal business hours to all of the books, records, Contracts, documents, insurance policies, properties and personnel of the Company and furnish to Buyer and such Persons as Buyer shall designate to the Seller Representatives such other information as Buyer or such Persons may at any time and from time to time reasonably request (except that (i) Buyer will conduct no physically invasive sampling or

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testing, including soil or groundwater sampling, without the prior written consent of the Seller Representatives, (ii) Buyer will not contact any customers, suppliers or employees of the Company without the prior written consent of the Seller Representatives, as more fully described in Section 6(g), (iii) the Company shall have no obligation provide the Buyer with access to any document if the Seller Representatives reasonably believes, upon the advice of counsel, that such access would result in the loss of attorney-client privilege or similar legal protection with respect to such document (it being agreed that the parties shall use their reasonable efforts to cause such information to be provided in a manner that does not cause such violation), and (iv) the Company shall have no obligation to provide the Buyer with access to any personnel files, medical records or other documents for which disclosure is restricted by applicable Law).

(b)            Operation of the Business. During the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with its terms, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall: (i) conduct the Business in the usual and ordinary course of business, consistent with past practices; (ii) preserve the present business operations, organization and goodwill of the Company; (iii) preserve the present relationships of the Company with customers, suppliers, employees and other Persons; (iv) comply with all Orders and Laws applicable to the Company; (v) pay, or cause to be paid, in a timely manner consistent with the Company’s past practices all accounts payable and expenses incurred in connection with the maintenance and operation of the Business, subject to any good faith disputes thereof; (vi) collect, or cause to be collected, in a timely manner consistent with the Company’s past practices all accounts receivable generated in connection with the operation of the Business; (vii) maintain inventory, supplies and spare parts at customary operating levels consistent with the Company’s past practices; (viii) replace in accordance with the Company’s past practices any inoperable, worn out or obsolete tangible assets with modern tangible assets of comparable quality; (ix) maintain books, accounts and records used in the operation of the Business and/or the preparation of financial statements in accordance with the Company’s past practices; and (x) pay all premiums due and payable with respect to all of the Company’s insurance policies. Without limiting the foregoing, except as set forth on Section 6(b) of the Disclosure Schedules, during the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, without the prior written consent of Buyer (not to be unreasonably withheld, conditioned of delayed):

(i)                    Compensation. (1) Change the compensation payable or to become payable to any current or former director, officer, employee, independent contractor, agent or consultant of the Company or enter into, amend or terminate any employment, change in control, bonus, severance, termination, retention or other agreement or arrangement with any current or former director, officer, employee, agent or consultant of the Company, or adopt, or increase the benefits (including fringe benefits), severance or termination pay under, any employee benefit plan or agreement or otherwise, except (A), in each case, as required by Law or as required by the Company Benefit Plans existing as of the date hereof, and (B) in the case of compensation for employees, agents or consultants whose aggregate annual compensation does not exceed $150,000, in the ordinary course of business consistent with past practice, (2) hire or terminate (other than for cause) any officer, employee, agent or consultant, except in the case of any such individual whose aggregate annual compensation does not exceed $150,000, in the

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ordinary course, (3) make any loans or advances to any of its officers, employees, agents or consultants, or (4) communicate with directors, officers, employees, agents or consultants of the Company regarding the compensation, benefits or other treatment they will receive following the Closing, unless such communications are consistent with the terms provided herein and Buyer has a reasonable opportunity to review such communications prior to distribution to such Persons; provided, however, that, except as prohibited by the remaining provisions of this Section 6(b), the foregoing clauses (1), (2), (3) and (4) shall not restrict the Company from entering into or making available to newly hired employees or to employees in the context of promotions based on job performance or workplace requirements, in each case in the ordinary course of business consistent with past practice, plans, agreements, benefits and compensation arrangements (including incentive grants, but excluding any plans, Contracts, benefits or arrangements that could result in the obligation on the part of the Company or Buyer to make any payments in connection with the consummation of the transactions contemplated by this Agreement or the termination of such person’s employment after the consummation of the transactions contemplated hereby) that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions;

(ii)                    Company Benefit Plans. Except as required by Law (including Section 409A of the Code) or the Company Benefit Plans in existence on the date hereof or as set forth on Section 6(b)(ii) of the Disclosure Schedule, (1) establish, adopt, terminate or materially amend any Company Benefit Plan (or any plan, program, agreement or arrangement that would be a Company Benefit Plan if in effect on the date hereof), including, without limitation, any bonus, severance or termination pay or benefit, incentive compensation (whether equity-based or cash-based), profit sharing, change-in-control or transaction bonus, retention, pension, retirement or deferred compensation plan, agreement, trust, fund, policy or arrangement, (2) accelerate the vesting or payment of any compensation or benefits of any current or former director, officer, employee or independent contractor of the Company (except as otherwise provided under this Agreement with respect to the Class A Common Stock Options), or (3) change in any material respect the manner in which contributions to any Company Benefit Plan or arrangement are made or the basis on which such contributions are determined;

(iii)                   Labor and Employment. (A) (1) Modify, extend, or enter into any labor agreement, collective bargaining agreement or any other labor-related agreements or arrangements with any labor union, labor organization or works council or (2) recognize or certify any labor union, labor organization, works council, or group of employees of the Company as the bargaining representative for any employees of the Company; (B) waive the restrictive covenant obligations of any employee of the Company; (C) terminate the employment of any employee (other than for cause) at the level of store manager or above; or (D) implement any layoffs affecting ten (10) or more employees, place ten (10) or more employees on unpaid leave or furlough, or, except in the ordinary course of business consistent with past practice, reduce the hours or weekly pay of ten (10) or more employees, in each case with respect to the Company;

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(iv)                   Capital Stock. Issue, deliver, sell, pledge, dispose of, grant, award or encumber any shares of capital stock, ownership interests or voting securities, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of capital stock, any other ownership interests or any voting securities (including restricted stock units, stock appreciation rights, phantom stock or similar instruments), of the Company; provided, however, that the foregoing clause shall not restrict the exercise of options to purchase Stock under one or more Stock Option Agreements outstanding as of the date hereof and the Company’s obligation to issue shares of Stock upon any such exercise;

(v)                   Insurance. Fail to maintain adequate insurance coverage covering the Company and its properties, businesses, assets and operations in a form and amount consistent with past practice;

(vi)                  Organizational Documents and Directors. Amend, or otherwise alter or modify in any respect, the Organizational Documents of the Company;

(vii)                  Disposition of Assets. Sell, convey, transfer, lease, sublease, license, abandon, or otherwise dispose of (i) any Leased Real Property other than in the ordinary course of business consistent with past practice, or (ii) other than any Leased Real Property, any tangible or intangible asset or related assets of the Company with a value in excess of $100,000, other than sales and non-exclusive licenses of products and services of the Company in the ordinary course of business consistent with past practice;

(viii)                 Capital Expenditures. (i) Authorize any single capital expenditure, or a series of related expenditures, in excess of $100,000, other than any capital expenditures that are made, individually or in the aggregate, in accordance with the 2021 projections set forth on Section 6(b)(viii) of the Disclosure Schedules (the "CapEx Plan") or as otherwise set forth on Section 6(b)((viii) of the Disclosure Schedule or (ii) materially deviate from the projected spending set forth in the CapEx Plan;

(ix)                    Accounting Policies. Except as may be required as a result of a change in Law or GAAP (or any interpretation thereof), change any of the accounting practices or principles used by the Company;

(x)                    Legal. Settle or compromise any pending or threatened Action or Claim that (a) is material to the Company, (b) requires payment to or by the Company (exclusive of attorney’s fees, including success fees) in excess of $100,000, or (c) involves restrictions on the business activities of the Company that would be material to the Company;

(xi)                  Extraordinary Transactions. Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, or recapitalization of the Company (other than the transactions contemplated by this Agreement);

(xii)                  Taxes. Except in each case as required by Law or Treasury Regulation, make, revoke or change any new Tax election, amend or change in any manner any position on any Tax Return with respect to any Tax, settle or compromise any material

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federal, state, local or foreign Tax liability, claim or assessment, enter into any closing agreement, surrender any right to claim a Tax refund, consent to any extension or waiver of any statute of limitations in respect of any Tax claim or assessment, agree to an extension of time with respect to an assessment or deficiency for a material amount of Taxes, change any of its methods of accounting for Tax purposes or change any Tax accounting period;

(xiii)                 Intellectual Property. Sell, lease, assign, dispose of, abandon, transfer, exclusively license or, other than in the ordinary course of business consistent with past practice, nonexclusively license any Intellectual Property of the Company, or, other than nonexclusive licenses procured in the ordinary course of business consistent with past practice, acquire or agree to acquire from any Person, any rights to any Intellectual Property;

(xiv)                 Acquisitions. (A) Acquire (by merger, consolidation, acquisition of stock or assets, joint venture or otherwise or through a direct or indirect ownership interest or investment) any Person or division thereof without obtaining Buyer’s prior consent, or (B) acquire, or agree to acquire in any manner, any fee interest in any real property;

(xv)                 Indebtedness. (A) Incur, assume or prepay any Indebtedness for borrowed money for any Indebtedness in an aggregate amount in excess of $100,000, except to refund or refinance commercial paper or in the ordinary course of business (including for purposes of funding working capital in the ordinary course of business) consistent with past practice; (B) incur, assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any Indebtedness for borrowed money of any other Person in an aggregate amount in excess of $100,000, except the incurrence of, guarantee with respect to or provision of credit support for, indebtedness of the Company for borrowed money under the Company’s existing credit facilities in the ordinary course of business; (C) make any loans, advances or capital contributions to, or investments in, any other Person, except in the ordinary course of business consistent with past practice; or (D) mortgage or pledge any of its material assets (including, without limitation, any Leased Real Property, tangible or intangible, or create any Encumbrance thereupon (other than Permitted Encumbrances or Encumbrances arising under and created by the Contracts without any breach thereof or hereof or default thereunder or hereunder);

(xvi)                Contracts. (A) Except for Leases which are subject to Section 6(b)(xviii), (1) enter into any Contract that would be a Material Contract if entered into prior to the date of this Agreement other than in the ordinary course of business consistent with past practice to the extent such Contract would be material to the Company; (2) voluntarily terminate or modify any Material Contract (or Contract that would be a Material Contract if entered into prior to the date of this Agreement) or (3) waive, release or assign rights, in any material respect under any Material Contract (or Contract that would be a Material Contract if entered into prior to the date of this Agreement); or (B) enter into material supply agreements with suppliers, except in the ordinary course of business consistent with past practice;

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(xvii)                Related Person Agreements. Except for Leases which are subject to Section 6(b)(xviii), (1) enter into any Contract that would be a Related Person Agreement if entered into prior to the date of this Agreement other than in the ordinary course of business consistent with past practice to the extent such Contract would be material to the Company; (2) voluntarily terminate or modify any Related Person Agreement (or Contract that would be a Related Person Agreement if entered into prior to the date of this Agreement) or (3) waive, release or assign rights, in any material respect under any Related Person Agreements (or Contract that would be a Related Person Agreements if entered into prior to the date of this Agreement);

(xviii)              Leases. (A) Enter into any lease, subleases, license or other Contract for the use or occupancy of real property with a term of more than three (3) years, with terms greater than market terms, with a Related Person and/or that is not entered into in the ordinary course of business, (B) voluntarily terminate, renew or materially modify any Lease or (C) waive, release or assign rights, in any material respect under any Lease; or

(xix)                 Obligations. Obligate itself to do any of the foregoing.

For purposes of this Section 6(b) and Section 6(o)(i)(a), (a) “Lease” means any lease, sublease, license or other Contract or agreement under which the Company leases, subleases, licenses or otherwise uses or occupies real property which if entered into prior to the date of this Agreement would be a Lease and (b) “Leased Real Property” means any real property leased, subleased, licensed or otherwise used or occupied by the Company which if leased, subleased, licensed or otherwise used or occupied by the Company prior to the date of this Agreement would be Leased Real Property.

(c)             Publicity. The initial press release concerning the transactions contemplated by this Agreement shall be a joint press release and, thereafter, so long as this Agreement is in effect, neither Buyer nor the Company will disseminate any press release or other public announcement of previously undisclosed information concerning this Agreement or the transactions contemplated by this Agreement to any third party, except as may be required by Law or by any listing agreement with the NYSE without the prior consent of each of the other parties hereto, which consent shall not be unreasonably withheld.

(d)            Reasonable Efforts; Further Assurances; Regulatory Approvals.

(i)                    During the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with its terms, subject to the terms and conditions of this Agreement, the Buyer and the Sellers will, and will cause their respective Affiliates to, use their respective reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Law to consummate the transactions contemplated by this Agreement. The Sellers and the Buyer agree that the Sellers, prior to the Closing, and the Buyer, after the Closing, will cause the Company to, execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

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(ii)                    In furtherance and not in limitation of the foregoing, each of the Buyer and the Company will make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) as promptly as practicable and in any event within ten (10) Business Days of the date hereof. Each of Buyer and the Company will (1) respond as promptly as practicable to any inquiries received from the FTC, the Antitrust Division or other Governmental Authorities for additional information or documentation and to all inquiries and requests received from any state attorney general or other Governmental Authority in connection with antitrust matters, and (2) not extend any waiting period under the HSR Act, or enter into any agreement with the FTC or the Antitrust Division not to consummate the transactions contemplated by this Agreement, except with the prior consent of the other Parties (which will not be unreasonably withheld, conditioned or delayed). All HSR Act filing fees shall be borne by Buyer.

(iii)                   The Buyer will offer to take (and if such offer is accepted, commit to take) all reasonable actions necessary to avoid or eliminate impediments under any antitrust, competition, or trade regulation law that may be asserted by the FTC, the Antitrust Division, any state attorney general or any other Governmental Authority with respect to the transactions contemplated by this Agreement so as to enable the consummation thereof; provided, however, that Buyer shall not be required to take any action or enter into or negotiate any agreement with any Governmental Authority that would have, or reasonably would be expected to have a material adverse effect on the Company and the assets, properties or businesses (taken as a whole), or otherwise have a material adverse effect on the Buyer’s ability to receive the anticipated benefits of this Agreement (collectively, a “Remedy”).

(iv)                   Each Party will (a) promptly notify the other Parties of any written communication relating to the transactions contemplated by this Agreement to that Party from the FTC, the Antitrust Division, any state attorney general or any other Governmental Authority and, subject to applicable Law, permit the other Parties to review in advance, and consult with and consider in good faith the views of such other Party in connection with, any proposed written communication relating to the transactions contemplated by this Agreement to any of the foregoing; (b) to the extent practicable, not agree to participate in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning any competition or antitrust matters in connection with the transactions contemplated by this Agreement unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate thereat; and (c) furnish the other Party as promptly as practicable with copies of all substantive correspondence and communications (and memoranda setting forth the substance thereof) between them and their Affiliates and their respective representatives on the one hand, and any government or regulatory authority or members or their respective staffs on the other hand, with respect to any competition or antitrust matters in connection with the transactions contemplated by this Agreement (but excluding the actual filing made by Buyer with the Governmental Authority); provided, that the Parties

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may, as each deems reasonably necessary, designate any competitively sensitive material provided to the other Party under this Section 6(d) as “outside counsel only”; provided, further, that materials provided to the other Party or its outside counsel pursuant to this Section 6(d) may be redacted to remove references (1) concerning the valuation of the Company, (2) as regards Buyer’s plans for conducting its business or that of the Company after consummation of the transactions contemplated hereby or (3) information unrelated to the transactions contemplated by this Agreement. Notwithstanding the foregoing, the Buyer shall have the right to direct and take the lead in determining the strategy and timing for, and making all material decisions related to obtaining all consents, approvals, waivers, licenses, permits, franchises, authorizations or Orders of a Governmental Authority contemplated by this Section 6(d), provided that Buyer shall consult reasonably with the Seller Representatives related to the foregoing and consider in good faith the Seller Representatives’ views related thereto.

(v)                   Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement will require, or be deemed to require, the Company, Sellers or any of the Sellers’ Affiliates, to propose, negotiate, offer to commit, effect or agree to, unless conditioned on consummation of the transactions contemplated by this Agreement, (a) any sale, divestiture, license or disposition of assets or businesses or (b) any behavioral remedy.

(e)             Lease Consents. Sellers will deliver notices and consent request letters with respect to Leases set forth on Sections 3(c)(2) and (3) of the Disclosure Schedules within three (3) Business Days after the date of this Agreement, each in a form reasonably acceptable to Buyer. Sellers will thereafter use all commercially reasonable efforts to obtain all consents with respect to Leases. Buyer will use its commercially reasonable efforts to cooperate with Sellers in obtaining any such consents. Buyer shall pay for all Buyer Lease Consent Costs. Sellers shall pay for all Seller Lease Consent Costs due and payable prior to the Closing Date. For the avoidance of doubt, Buyer shall be solely responsible for post-Closing related costs and expenses with respect to the consents under the Leases, including any increases in rent which take effect after the Closing Date.

(f)             Exclusive Dealing. During the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company and the Sellers shall not take, nor shall the Company permit any of its Affiliates, directors, managers, officers, executive employees, representatives, consultants, financial advisors, attorneys, accountants or other agents to take, directly or indirectly, any action to solicit, initiate or engage in discussions or negotiations with, or provide any information to or enter into any agreement with any Person (other than Buyer and/or its Affiliates, officers, directors, employees, representatives, consultants, financial advisors, financing sources, attorneys, accountants and other agents) concerning any purchase of equity securities of the Company or any merger, sale of all or a substantial portion of its assets outside of the ordinary course of business or similar transaction involving or relating to the Company; and the Sellers and the Company shall, and shall cause the Company’s Affiliates, directors, managers, officers, executive employees, representatives, consultants, financial advisors, attorneys, accountants and other agents to, immediately cease and cause to be terminated all existing discussions, negotiations and other communications with any Person conducted heretofore with respect to any such transaction.

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(g)            Contact with Customers and Business Relations. During the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, other than in connection with general industry research without reference to the transactions contemplated by this Agreement, Buyer hereby agrees that it is not authorized to and shall not (and shall not permit any of its directors, managers, officers, employees, agents, representatives or Affiliates to) contact (i) any employee or customer regarding their business with the Company or (ii) any supplier, distributor or other material business relation of the Company with respect to merchandising plans, marketing plans, growth plans, buying terms, financing terms or with respect to the transactions contemplated by this Agreement, in each case without the prior written consent of the Seller Representatives, which shall not be unreasonably conditioned, withheld or delayed.

(h)            Agreement of Confidentiality; Non-Solicitation. During the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, and following the termination of this Agreement should the Closing not occur, the Parties will be subject to the terms of that certain Agreement of Confidentiality dated May 9, 2021 (the “NDA”). Any Party that is not party to the NDA hereby agrees to be bound by the terms and conditions of the NDA in accordance with this section as if they were original parties to the NDA. Following the termination of this Agreement should the Closing not occur, for a period of 18 months following such termination, neither Party shall, and shall not permit its respective Affiliates or agents to, solicit, induce or attempt to solicit or induce any of the suppliers, directors, officers, or corporate officers of the other Party to discontinue such person’s relationship with the other Party. The foregoing shall not prohibit the Buyer from advertising for employees in the ordinary course of business; provided such advertisements are not directed at Company employees.

(i)              Books and Records. All of the corporate books and records, as well as all financial books and records of the Company are in the possession of the Company and are located in (and shall remain at) the principal office of the Company. In order to facilitate the resolution of any claims made against or incurred by the Sellers prior to the Closing, or for any other reasonable business purpose (other than in connection with an actual legal dispute between the Parties in connection with this Agreement (except as expressly provided otherwise in this Agreement), in which case the applicable rules of discovery shall apply), after the Closing, Buyer will, and will cause the Company to, use commercially reasonable efforts to retain all books, records and other documents pertaining to the business of the Company as in existence on the Closing Date for a period of five years from the Closing Date and to make the same available in a manner as not to interfere unreasonably with the Company’s normal business operations after the Closing Date for such five-year period for inspection and copying by the Seller Representatives and their representatives during the normal business hours of the Company or by providing copies thereof (at Seller’s expense) to the Sellers or their agents via email, upon reasonable request and upon reasonable advance notice. Buyer shall not be obligated to provide the Sellers with access to any books or records (including personnel files) pursuant to this Section 6(i) where such access would or would reasonably be expected to (a) violate any applicable Law, (b) violate the terms of any confidentiality agreement, (c) unreasonably interfere with the conduct of the business of Buyer or its Affiliates (including the Company) or (d) cause forfeiture of attorney/client privilege (it being agreed that the parties shall use their reasonable efforts to cause such information to be provided in a manner that does not cause such forfeiture). Any and all information shared with the stockholders with respect to the Company and the transactions contemplated hereby, shall be

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subject in all respects to the provisions of Section 6(h). No later than three (3) Business Days following the Closing Date, the Seller Representatives shall deliver, or cause to be delivered, to legal counsel to Buyer a soft copy of all materials available in the electronic data room operated by Robert W. Baird & Co. Incorporated under the title “Project Wolverine” as in existence as of Closing.

(j)              R&W Insurance. Buyer shall use reasonable best efforts to obtain the R&W Insurance Policy to be bound prior to the Closing. The cost of the premium for the R&W Insurance Policy shall be borne (i) fifty percent by Sellers, not to exceed $1,406,250 (“Sellers’ Share of the R&W Premium”) and (b) the balance by Buyer. In connection with the R&W Insurance Policy to be purchased by Buyer in connection with this Agreement, the Sellers, the Seller Representatives and the Company shall provide such reasonable cooperation to Buyer and the applicable insurance provider, as reasonably requested by Buyer and such insurance provider in connection with obtaining such R&W Insurance Policy. Following the Closing, the Sellers and the Seller Representatives shall provide such reasonable cooperation to Buyer, the applicable insurance provider and the Company in connection with the pursuits of any claims under the R&W Insurance Policy.

(k)            Directors’ and Officers’ Insurance and Other Insurance.

(i)                    If the Sellers purchase, or cause the Company to purchase, extended reporting period(s) for the Company’s directors’ and officers’ liability, fiduciary liability and employment practices liability insurance in effect as of the date hereof (“Current Insurance”) covering the Company and the insured persons thereunder with respect to matters existing or occurring at or prior to the Closing (including the transactions contemplated hereby) (“Tail Insurance”), Buyer shall (i) reimburse the Company or Sellers for one-half of the total premiums, not to exceed 125% of the aggregate annual premium for the Current Insurance, which shall be reimbursed through the Funds Flow Memorandum and (ii) maintain the Tail Insurance in full force and effect for its full term or substitute policies with respect thereto that provide the same levels of coverage as the Tail Insurance. Buyer shall not cause or permit, for a period of six (6) years following the Closing Date, any amendments to the Organizational Documents of the Company that would have the effect of impairing the coverage available under the Tail Insurance except to the extent required by Laws. If Buyer, the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Buyer shall cause proper provisions to be made prior to the consummation of any transaction of the type described in clause (i) or clause (ii) of this sentence so that the successors and assigns of Buyer or the applicable Company, as the case may be, shall assume all of the obligations set forth in this Section 6(k)(i). This Section 6(k)(i) is intended for the irrevocable benefit of, and to grant third-party rights to, the current directors and officers of the Company and the other Persons that would be covered by the Tail Insurance, and shall be binding on all successors and assigns of Buyer. Each of the current directors and officers of the Company and each of the other Persons that would be covered by the Tail Insurance shall be a third-party beneficiary of

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this Section 6(k)(i), and entitled to enforce the covenants contained in this Section 6(k)(i).

(ii)                    If the Buyer purchases extended reporting period(s) for the Company’s currently existing cybersecurity insurance or similar cybersecurity “tail” insurance (“Cybersecurity Tail Insurance”) with respect to matters existing or occurring at or prior to the Closing (including the transactions contemplated hereby), Sellers shall, and shall cause the Company to, use its commercially reasonable efforts to cooperate with Buyer in obtaining any such Cybersecurity Tail Insurance. All premiums for any such Cybersecurity Tail Insurance will be paid by Buyer.

(l)             Certain Disbursements. In connection with disbursements of the Adjustment Escrow Amount, the Indemnity Escrow Amount, the Tax Escrow Amount and from the Seller Administrative Expense Fund to certain employees of the Company (if applicable), if requested by the Seller Representatives, the Buyer agrees to use commercially reasonable efforts to cause such payments to be made to such individuals through the Company’s payroll process and subject to ordinary course withholding, provided, that, prior to making any such payment through payroll, the Company shall have received a wire transfer or other payment from a Seller Representative account in an amount equal to the sum of (a) the gross total amount of the payments requested to be made through payroll, plus (b) the employer’s share of employment taxes applicable to such payments.

(m)           Tenant Improvement and CAM Allowance Receivables. Following Closing, the Company shall, and the Buyer shall cause the Company to, use its commercially reasonable efforts to collect all Tenant Improvement and CAM Allowance Receivables and remit those amounts, less any direct costs of collection, including reasonable legal fees, and less any reasonably estimated Tax costs with respect thereto, to the Seller Representatives for the benefit of the Sellers. The Company shall provide written reports to the Seller Representatives not less frequent than on a calendar quarter basis, reflecting outstanding Tenant Improvement and CAM Allowance Receivables, amounts paid to the Seller Representatives following the Closing, and any write-offs or other adjustments due to un-collectability or impairment.

(n)             Suspension and Termination of Shareholders Agreement. Effective upon the execution and delivery of this Agreement, the rights and obligations of the Parties under Sections 5.1, 5.3 and 5.4 of the Shareholders Agreement are suspended until the sooner to occur of: (i) the consummation of the Closing; or (ii) termination of this Agreement in accordance with its terms. Effective upon, and expressly conditioned upon, the consummation of the Closing:

(i)                    With respect to the transactions contemplated by this Agreement and the sale of Stock by each of the Sellers hereunder, each Seller party to the Shareholders Agreement expressly waives his, her or its rights under Sections 5.1, 5.3 and 5.4 of the Shareholders Agreement.

(ii)                    The Shareholders Agreement is hereby terminated concurrently with the Closing, and no Seller shall have any further rights, obligations or Liability under the Shareholders Agreement following the Closing.

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(o)            Termination of Other Related Person Agreements.

(i)                    (a)   Except as set forth in Section 6(o)(i) of the Disclosure Schedule or for any Related Person Agreements that are Leases, prior to the Closing, the Company shall take all actions necessary to terminate all outstanding Related Person Agreements (or any Contract that would be a Related Person Agreements if entered into prior to the date of this Agreement) effective as of or prior to the Closing, and to execute and deliver to Buyer such releases, termination agreements and discharges as are necessary to release and discharge the Company from any and all obligations and Liabilities owed under such Contracts in a manner that will not result in any obligations or Liability to the Company, Buyer or any of their respective Affiliates following the Closing. All Related Person Agreements contemplated to be terminated by this Section 6(o) shall be deemed terminated effective upon the Closing and without any further action shall be of no further force and effect after the Closing, with no Liability of the Company upon or following the Closing.

(ii)                   Except for any Affiliate Accounts related to the Related Person Agreements set forth in Section 6(o)(ii) of the Disclosure Schedule, the Company and the Company Sellers shall eliminate, or cause to be eliminated, on or prior to the Closing, with no further Liability or obligation of the Company, all Affiliate Accounts existing prior to the Closing, whether payables or receivables, and shall provide reasonably satisfactory written evidence thereof to Buyer. All Affiliate Accounts contemplated to be eliminated by this Section 6(o) shall be deemed eliminated effective upon the Closing and without any further action shall be of no further force and effect after the Closing, with no Liability of the Company upon or following the Closing.

(p)            280G Matters. Promptly following the execution of this Agreement, and in all events prior to the Closing, the Company shall use its reasonable best efforts to obtain a waiver (a “280G Waiver”) from each Person who would otherwise be entitled to receive a “parachute payment” as defined in Section 280G of the Code determined without regard to Section 280G(b)(4) or (5) of the Code (a “280G Payment”) in connection with the consummation of the transactions contemplated by this Agreement, pursuant to which each such Person will agree to forfeit such 280G Payment if the 280G Approval (as defined below) is not obtained prior to the Closing Date; provided, however, that such 280G Waiver shall permit such Person to receive any such payments up to the highest aggregate level permissible without causing such payments to be 280G Payments. Prior to Closing, the Company shall, in accordance with Section 280G(b)(5)(B) of the Code, submit to the shareholders of the Company for approval, by such number of shareholders of the Company as is required by the terms of Section 280G(b)(5)(B) of the Code (such approval, the “280G Approval”), any payments and/or benefits that may separately or in the aggregate constitute 280G Payments, and the Company will use reasonable best efforts to obtain such 280G Approval, which shall establish the recipient’s rights to such payment or benefit. Written drafts of the form of 280G Waiver, the shareholder disclosure statement (including underlying calculations), the shareholder approval form, and any other documentation related to such 280G Waivers and 280G Approvals will be provided to Buyer, in advance of being distributed to such Person or the shareholders, for Buyer’s approval (which approval shall not be unreasonably delayed, withheld or conditioned), and Buyer and its representatives will be given reasonable opportunity to

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comment. For the avoidance of doubt, the Closing is not contingent on the submission or adoption of such vote.

(q)            Trademark Release and Waiver. Prior to the Closing, the Company shall deliver to Buyer one or more releases, in form and substance reasonably acceptable to Buyer, executed by each Related Person (or in the case of minor children, the parent or legal guardian of such Related Person(s)), whose name (whether first, middle, last, nickname or any variation or combination thereof) is incorporated in Trademarks included in the Owned Intellectual Property (such names, “Restricted Names”), pursuant to which such Related Person (i) acknowledges the Company's ownership of such Trademarks; (ii) waives any right to challenge the Company’s, Buyer’s or any of their successors’ right to use the applicable Restricted Names and register such Restricted Names and variations thereof as Trademarks, and (iii) agrees not to use the Restricted Names or any confusingly similar names as Trademarks following the Closing for footwear, apparel, and related equipment and accessories.

(r)             Intellectual Property Assignment Agreements. Prior to the Closing, each employee identified in Section 3(t)(v) of the Disclosure Schedule shall execute a confidential information and inventions assignment agreement in a form reasonably acceptable to Buyer pursuant to which such employee assigns to the Company all Intellectual Property developed by such employee for or on behalf of the Company.

Section 7.             Covenants Regarding Employment Matters

(a)             For the period commencing on the Closing Date and ending on the one (1) year anniversary of the Closing Date (or until termination of employment, if earlier) (the “Benefit Continuation Period”), Buyer shall provide, or shall cause one or more of its Affiliates (including the Company after the Closing) to provide, to each employee of the Company who is employed by the Company on the Closing Date (each a “Continuing Employee”) (i) a base salary or wage rate that is no less favorable than the base salary or wage rate provided by the Company to such Continuing Employee immediately prior to the Closing, (ii) target cash incentive opportunities that are no less favorable than those provided by the Company to such Continuing Employee immediately prior to the Closing and (iii) employee benefits (excluding any defined benefit pension benefits, retiree health and welfare benefits, incentive equity opportunities and deferred compensation arrangements) that are no less favorable in the aggregate (including related to the proportion of employee cost) than those provided by the Company to the Continuing Employees in the aggregate immediately prior to the Closing (excluding any defined benefit pension benefits, retiree health and welfare benefits, incentive equity opportunities and deferred compensation arrangements).

(b)            Buyer shall provide or shall cause to be provided to each Continuing Employee who incurs a termination of employment during the Benefit Continuation Period either with (i) the severance payments and benefits to which such Continuing Employee would have been eligible to receive under any applicable severance plan, policy, practice or arrangement in accordance with the terms of such plan, policy, practice or arrangement sponsored or maintained by the Company as in effect immediately prior to the Closing and as described in Section 3(k)(i) of the Disclosure Schedules or (ii) the severance payments and benefits that are provided to similarly situated employees of Buyer and its Affiliates at the time of such termination of employment.

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(c)             For eligibility and vesting purposes under the Employee Benefit Plans of Buyer and its Affiliates, if any, that are offered and provide benefits to Continuing Employees after the Closing Date (the “Buyer Plans”), each Continuing Employee shall be credited with his or her years of service or comparable experience with the Company prior to the Closing Date to the same extent as such Continuing Employee was credited for such service prior to the Closing Date under any similar Company Benefit Plan, except (i) to the extent such credit would result in a duplication of benefits, or (ii) with respect to any Buyer Plans that are defined benefit pension plans (whether or not tax-qualified and whether or not funded), nonqualified defined contribution retirement plans, nonqualified deferred compensation plans or plans providing for post-retirement health and welfare benefits. For purposes of each Buyer Plan, if any, providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee, to the extent such Continuing Employee satisfied participation requirements and waiting period requirements under any comparable Company Benefit Plan, Buyer shall use commercially reasonable efforts to cause (i) all pre-existing condition exclusions and actively-at-work requirements of such Buyer Plan to be waived for such Continuing Employee and his or her covered dependents, and (ii) all eligible expenses incurred by such Continuing Employee and his or her covered dependents under the comparable Company Benefit Plan during the portion of the Buyer Plan year that includes the date on which such Continuing Employee’s participation in the corresponding Buyer Plan begins to be considered under such Buyer Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Buyer Plan subject to all applicable terms and conditions relating to such benefits or amounts.

(d)            If requested by Buyer at least ten (10) Business Days prior to the Closing Date, the Company  shall take all actions necessary to terminate the Company’s tax-qualified defined contribution retirement plan (the “Company 401(k) Plan”), or cause such plan to be terminated, effective as of no later than the day immediately preceding the Closing Date, and contingent upon the occurrence of the Closing, and provide that participants in the Company 401(k) Plan shall become fully vested in any unvested portion of their Company 401(k) Plan accounts as of the date such plan is terminated.  If such request to terminate the Company 401(k) Plan is made, the Company shall provide Buyer with evidence that the Company 401(k) Plan has been terminated (effective no later than immediately prior to the Closing Date and contingent on the Closing) pursuant to resolutions of Company.  If the Company 401(k) Plan is terminated, Buyer shall designate a tax-qualified defined contribution retirement plan with a cash or deferred arrangement that is sponsored by Buyer or one of its Subsidiaries (the “Buyer 401(k) Plan”) that will cover Continuing Employees effective as of, or as soon as administratively practicable following,  the Closing Date.   In connection with the termination of the Company 401(k) Plan, Buyer shall cause the Buyer 401(k) Plan to accept from the Company 401(k) Plan the “direct rollover” of the account balance (including, subject to the next sentence, the in-kind rollover of promissory notes evidencing all outstanding loans) of each Continuing Employee who participated in the Company 401(k) Plan as of the date such plan is terminated and who elects such direct rollover in accordance with the terms of the Company 401(k) Plan and the Code.  The Company and Buyer shall cooperate in good faith to work with the Company 401(k) Plan and Buyer 401(k) Plan providers to develop a process and procedure for effecting the in-kind direct rollover of promissory notes evidencing participant loans from the Company 401(k) Plan to the Buyer 401(k) Plan.  In the event that a process and procedure acceptable to the Company 401(k) Plan and Buyer 401(k) Plan providers for effecting the in-kind rollover of loan promissory notes is agreed upon, the Company

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and Buyer shall take any and all commercially reasonable actions needed to permit each Continuing Employee with an outstanding loan balance under the Company 401(k) Plan as of the Closing Date to continue to make scheduled loan payments to the Company 401(k) Plan after the Closing, pending the distribution and in-kind rollover of such promissory notes evidencing such loans, so as to prevent, to the extent reasonably possible, a deemed distribution or loan offset with respect to such outstanding loans.

(e)             Not more than two (2) Business Days following the date hereof, the Company shall deliver to Buyer notice of the name, position and compensation of any individual hired by the Company or its Affiliates after June 4, 2021, with aggregate annual compensation in excess of $250,000. Not more than two (2) Business Days following delivery of any such notice, Buyer shall notify the Company if it approves the hiring of such individual. If such approval is not provided by Buyer, the Company shall terminate, or cause the termination of, such individual’s employment before the Closing Date, and any costs of such termination shall be treated as Indebtedness.

(f)             Nothing in this Section 7 shall be treated as an amendment of, an undertaking to amend or terminate, or a limitation on the ability of Buyer or its Affiliates to amend or terminate any Employee Benefit Plan (including any Company Benefit Plan or Buyer Plan). Nothing herein shall require Buyer to continue to employ the services of any particular individual after the Closing Date. No provision hereof shall create any third-party beneficiary rights in any employee or any other natural person service provider of the Company or any beneficiary or dependents thereof for the compensation, terms and conditions of employment and benefits that may be provided.

(g)            Prior to the Closing, the Company shall enter into an addendum to the employment agreements with each of the Key Employees, to the extent not executed prior to execution of this Agreement, in a form reasonably acceptable to Buyer. In addition, each of the Key Employees hereby agrees to re-invest a portion of the Purchase Price to be paid to each such individual at Closing in accordance with the terms of Section 7(g) of the Disclosure Schedule. Such re-investment shall be made by wire transfer of immediately available funds not later than five (5) Business Days after the Closing Date pursuant to wire transfer instructions provided by Buyer to the Key Employee not later than the Closing Date. Prior to the Closing, Buyer and each of the Key Employees shall enter into re-investment agreements reflecting the provisions of Section 7(g) of the Disclosure Schedule.

Section 8.             Covenants Regarding Tax Matters.

(a)             Returns and Payment of Taxes.

(i)                    The Company shall prepare or cause to be prepared and shall timely file or cause to be filed all Tax Returns of the Company for any Pre-Closing Tax Period that are required to be filed on or before the Closing Date (“Company Prepared Returns”). To the extent consistent with applicable Law, the Company will prepare the Company Prepared Returns on a basis consistent with the past practices of the Company.

(ii)                    Buyer shall prepare or cause to be prepared and shall timely file or cause to be filed all Tax Returns of the Company for any Straddle Period and any other Tax

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Returns of the Company that are required to be filed after the Closing Date other than Company Prepared Returns.

(iii)                   For the sole purpose of apportioning any Tax relating to a Straddle Period, the portion of such Tax that is attributable to the Sellers for the part of such Straddle Period that ends on the Closing Date shall be (a) in the case of a Tax that is not based or measured by income or receipts of the Company or that is not imposed in connection with any sale or other transfer or assignment of property or any other specifically identifiable transaction or event, the total amount of such Tax for the full taxable period that includes the Closing Date (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of days from the beginning of such taxable period to and including the Closing Date and the denominator of which is the total number of days in such full taxable period, and (b) in the case of a Tax that is based on or measured by income or receipts of the Company or imposed in connection with any sale or other transfer or assignment of property or any other specifically identifiable transaction or event, the Tax that would be due with respect to such partial period, if such partial period were a full taxable period, apportioning income, gain, expenses, loss, deductions and credits equitably based on an interim closing of the books as of the end of the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with the prior practices of such Company.

(iv)                   The Parties shall reasonably cooperate, as and to the extent reasonably requested by the other Party, in connection with the furnishing of information relating to and the filing of Tax Returns of the Company and any audit, litigation or other proceeding with respect to Taxes, including with respect to any Pre-Closing Tax Period. Such cooperation shall include signing any Tax Return, amended Tax Returns, claims or other documents necessary to settle any Tax controversy, the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Parties agree to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by another Party, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority.

(b)            Post-Closing Audits and Other Proceedings. From and after the Closing Date, the Seller Representatives shall give prompt notice to Buyer, and Buyer shall give prompt notice to Seller Representatives, if any taxing authority provides the Seller Representatives, Buyer or the Company, as the case may be, with notice of an intent to audit, review or conduct any other proceeding with respect to the Taxes of the Company for any Pre-Closing Tax Period and any Straddle Period. Buyer shall control the conduct of any Tax audit or proceeding involving the Company in its sole discretion. If Buyer elects to control the conduct of any such Tax audit or proceeding, Buyer shall promptly notify Seller Representatives of such election. Notwithstanding

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the foregoing, Buyer shall not be required to notify the Seller Representatives pursuant to this Section 8(b) if at such time there is no remaining Tax Escrow Amount.

(c)             Transfer and Transaction Taxes. Any sales, use, stamp, registration, transfer, real estate transfer and documentary Taxes and recording fees, or other Taxes or fees applicable to the transactions contemplated by this Agreement, shall be borne 50% by Buyer and 50% by the Sellers. Any Tax Returns with respect to such transfer Taxes shall be prepared and filed by the Party primarily or customarily responsible under applicable Law for filing such Tax Returns, and such Party will provide such Tax Returns to the other Party at least ten (10) days prior to the date such Tax Returns are due to be filed (or, if such Tax Returns are due within ten (10) days following the Closing, as soon as reasonably practicable).

(d)            Purchase Price Allocation. The Purchase Price shall be allocated for Tax purposes with respect to each of the Sellers who are required by Buyer to execute a Restrictive Covenant Agreement in the manner set forth in Exhibit B, attached hereto (the “Purchase Price Allocation”), which will be conclusive and binding on all Parties.

Section 9.             Conditions Precedent to Closing.

(a)             Conditions to Each Party’s Obligations. The respective obligations of each Party to consummate the transactions contemplated hereby shall be subject to the satisfaction (or waiver by the Party entitled to the benefit thereof to the extent permitted hereunder and under applicable Law) at or prior to the Closing of each of the following conditions:

(i)                    No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect, and no Law shall have been enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement that makes the consummation of such transactions illegal.

(ii)                    The waiting period (and any extension thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have been terminated or shall have expired.

(b)            Conditions to Sellers’ Obligations. The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver (to the extent permitted hereunder and under applicable Law) by the Sellers of the following conditions on or prior to the Closing Date:

(i)                    The representations and warranties contained in Section 5 shall be true and correct as of the date hereof and as of the Closing as though made on and as of the Closing (except that those representations and warranties which are expressly made as of an earlier date shall have been true and correct only as of such date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitations as to materiality or “any other material adverse effect qualifications contained therein) has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, operations,

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results of operations or financial condition of Buyer which, individually or in the aggregate, would reasonably be expected to prevent, materially delay or materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement.

(ii)                    All obligations of Buyer to be performed hereunder through and including the Closing Date shall have been performed in all material respects, and the deliveries pursuant to Section 10(b) shall have been made.

(iii)                   The R&W Insurance Policy shall be bound prior to or concurrently with Closing.

(c)             Conditions to the Buyer’s Obligations. The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver (to the extent permitted hereunder and under applicable Law) by the Buyer of the following conditions on or prior to the Closing Date:

(i)                    (a) The Company Fundamental Representations (except, with respect to Section 3(b) for any de minimis inaccuracies) and the Seller Fundamental Representations shall be true and correct in all respects as of the date hereof and as of the Closing as though made on and as of the Closing (except that those representations and warranties which are expressly made as of an earlier date shall have been true and correct only as of such date); and (b) the representations and warranties contained in Section 3 and Section 4 (other than the Company Fundamental Representations and the Seller Fundamental Representations, which are subject to the foregoing clause (a)) shall be true and correct as of the date hereof and as of the Closing as though made on and as of the Closing (except that those representations and warranties which are expressly made as of an earlier date shall have been true and correct only as of such date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitations as to materiality or any other material adverse effect qualifications contained therein) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(ii)                    All obligations of the Sellers, the Seller Representatives and the Company to be performed hereunder through and including the Closing Date shall have been performed in all material respects, and the deliveries pursuant to Section 10(a) shall have been made.

(iii)                   There shall have been no Material Adverse Effect that has occurred since the date hereof.

(iv)                 Buyer shall have received a Restrictive Covenant Agreement (“Restrictive Covenant Agreement”) substantially in the form of Exhibit C-4, executed by each of the following Sellers: Eric Alon, Richard Mina, Jeffrey Porter and Daniel Nuthals.

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(v)                   Buyer shall have received a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that the Company is not a foreign person within the meaning of Section 1445 of the Code duly executed by the Company.

(vi)                   Buyer shall have received, in form and substance reasonably acceptable to Buyer, requisite landlord consents or waivers of consent with respect to the Leases between the Company and Alon Realty, the SSC Lease and the LYNDC Lease.

(vii)                  The Company and Alon Realty have executed, in substantially the form attached hereto as Exhibit D, an omnibus amendment to each of the Leases between the Company and Alon Realty (the “Omnibus Lease Amendment”).

(d)            Frustration of Closing Conditions. None of the Sellers may rely on the failure of any condition set forth in Section 9(a) or 9(b) if such failure was caused by any such Party’s failure to comply with any provision of this Agreement. The Buyer may not rely on the failure of any condition set forth in Section 9(a) or 9(c) if such failure was caused by such Party’s failure to comply with any provision of this Agreement.

Section 10.         Closing Deliveries.

(a)             Sellers’ and Company’s Deliveries. At the Closing, the Sellers shall, severally and not jointly, deliver to Buyer the following documents, in each case duly executed or otherwise in proper form, and in a form satisfactory to Buyer:

(i)                    Stock certificates representing all of the Stock accompanied by Assignments Separate from Certificate, in substantially the form attached hereto as Exhibit C-1, with respect to all of the Stock, and originals (or copies, if the original is unavailable) of the Stock Option Agreements.

(ii)                   A certificate signed by an authorized officer of the Company, in substantially the form attached hereto as Exhibit C-2-A, certifying that attached thereto are the Company’s Organizational Documents as in effect on the Closing Date and that such documents have not been amended and remain in full force and effect.

(iii)                   A certificate signed by an authorized officer of the Company, in substantially the form attached hereto as Exhibit C-2-B, certifying that the conditions set forth in Section 9(c) have been satisfied.

(iv)                  The Escrow Agreement, duly executed by the Seller Representatives and the Escrow Agent

(v)                   A certificate of current status or good standing, as applicable, dated not more than fifteen calendar days prior to the Closing Date, attesting to the good standing or active status of the Company under the laws of the Company’s state or country of formation.

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(vi)                   Releases of Encumbrances set forth on Exhibit E (other than Permitted Encumbrances and any other Encumbrances that Buyer may elect, in its sole discretion) on the assets of the Company that secure Indebtedness, together with the Pay-off Letters.

(vii)                  Resignation letters executed by any director or officer (or Persons holding comparable positions) of the Company, if and to the extent requested in writing by Buyer at least three (3) Business Days in advance of the Closing, resigning such person’s positions as a director or officer (or any comparable position) of the Company.

(viii)                 A Form W-8 and/or W-9 from each Seller, or such other forms or information relating to Buyer’s obligations to withhold as Buyer may reasonably request.

(ix)                    The Funds Flow Memorandum.

(x)                    Any other deliverables set forth in Section 9, subject to any written waiver thereof by the Party entitled to such deliverable.

(xi)                   If a request to terminate the Company 401(k) Plan is made pursuant to Section 7(d), evidence that the Company 401(k) Plan has been terminated in accordance with Section 7(d).

(b)            Buyer’s Deliveries. At the Closing, Buyer shall make the payments contemplated by Section 2(e) and deliver to the Seller Representatives the following documents, in each case duly executed or otherwise in proper form.

(i)                    The Escrow Agreement, duly executed by Buyer.

(ii)                    The final form of the R&W Insurance Policy, together with the executed binders therefor.

(iii)                   A certificate signed by an authorized officer of Buyer, in substantially the form attached hereto as Exhibit C-3, certifying (a) the resolutions duly adopted by the Board of Directors of Buyer approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and that such resolutions have not been amended and remain in full force and effect and (b) that the conditions set forth in Section 9(b) have been satisfied.

Section 11.         Seller Representatives.

(a)             Appointment of Seller Representatives. Each Seller hereby irrevocably appoints F. Barron Fletcher III and Eric Alon, acting jointly, as his or its true and lawful attorney-in-fact and agent (the “Seller Representatives”), with full power of substitution or resubstitution, to act exclusively for and on behalf of such Seller with respect to all matters arising in connection with this Agreement, in accordance with the terms and provisions of this Agreement, including in connection with any amounts payable in connection with this Agreement and to act on behalf of such Seller in any litigation or arbitration involving this Agreement, to do or refrain from doing all such further acts and things, and to execute all such documents (including, without limitation,

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the Escrow Agreement) as the Seller Representatives shall deem necessary or appropriate in connection with the transactions contemplated hereby, including the power:

(i)                     to act for such Seller with regard to any matter concerning the purchase price adjustment set forth in Sections 2(f) and 2(g) or any other claim asserted by Buyer under this Agreement;

(ii)                    to act for such Seller with regard to matters pertaining to litigation;

(iii)                  to execute and deliver all documents in connection with the transactions contemplated hereby or amendments thereto that the Seller Representatives deem necessary or appropriate;

(iv)                  to receive funds, make payments of funds, and give receipts for funds;

(v)                  to receive funds for the payment of expenses of such Seller and apply such funds in payment for such expenses;

(vi)                  to do or refrain from doing any further act or deed on behalf of such Seller that the Seller Representatives deem necessary or appropriate in its sole discretion relating to the subject matter of this Agreement as fully and completely as such Seller could do if personally present;

(vii)                 to receive service of process in connection with any claims under this Agreement;

(viii)               to take any action on behalf of the Sellers with respect to the Escrow Agreement the Adjustment Escrow Amount and the Indemnity Escrow Amount; and

(ix)                   To make payments and disbursements from, and otherwise take any action with respect to, the Seller Administrative Expense Fund.

(b)            Irrevocable Appointment of Seller Representatives. The appointment of the Seller Representatives shall be deemed coupled with an interest and shall be irrevocable, and Buyer and any other person may conclusively and absolutely rely, without inquiry, upon any action of the Seller Representatives in all matters referred to herein. Any action taken by the Seller Representatives must be in writing and must be signed by each person comprising the Seller Representatives then serving in such capacity. All notices required to be made or delivered by Buyer to the Sellers described above shall be made to the Seller Representatives for the benefit of such Seller and shall discharge in full all notice requirements of Buyer to such Seller with respect thereto. The Sellers hereby confirm and ratify all that the Seller Representative have done, shall do or cause to be done by virtue of their appointment as the representative of Sellers hereunder. The Seller Representatives shall act in good faith for Sellers on all of the matters set forth in this Agreement, but the Seller Representatives shall not be responsible to any Seller for any damages which Sellers may suffer by the performance of the Seller Representatives’ duties under this Agreement, other than damages arising from willful violation of applicable Law or willful misconduct in the performance of such duties under this Agreement. The Seller Representatives shall not have any duties or responsibilities except those expressly set forth in this Agreement, and

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no implied covenants, functions, responsibilities, duties or Liabilities shall be read into this Agreement or shall otherwise exist against the Seller Representatives. Each of the Sellers shall indemnify and hold the Seller Representatives harmless from any Indemnifiable Damages incurred by the Seller Representatives as a result of, or related to, actions taken in good faith as the Seller Representatives under, and in accordance with, this Agreement.

(c)             Successor Seller Representative. In the event that a Seller Representative is unable to serve as a Seller Representative or resigns from his position as a Seller Representative (a) in the case of Eric Alon (or his successor), the Sellers shall appoint a replacement Seller Representative by approval of the former holders of a majority of the outstanding Stock as of immediately prior to the Closing and (b) the case of F. Barron Fletcher III (or his successor), Riata Capital Group, LLC shall have the right to appoint a successor, and if Riata Capital Group, LLC fails to appoint a successor, the successor may be appointed in the manner specified in clause (a) above. Each replacement Seller Representative shall be deemed to be a Seller Representative for all purposes of this Agreement. Neither the removal of a then acting Seller Representative nor the appointment of a successor Seller Representative shall be effective until notice of such act has been provided to the Buyer. The Buyer will at all times without any further act or inquiry have the right to rely on any act, decision, consent or instruction of, or instrument or other writing executed by, the Seller Representative as the final and binding act of the Sellers, and by execution of this Agreement each Seller waives any claim arising out of, or the right to object to, any action so taken by the Buyer or any of its representatives or Affiliates.

(d)            Reliance by Seller Representatives. The Seller Representatives shall be entitled to rely, and shall be fully protected in relying, upon any statements furnished to it by any Seller, Buyer or any other evidence deemed by the Seller Representatives to be reliable, and the Seller Representative shall be entitled to act on the advice of counsel selected by it. The Seller Representatives shall be fully justified in failing or refusing to take any action under this Agreement unless it shall have received such advice or concurrence of any Seller as they deem appropriate or they shall have been expressly indemnified to their satisfaction by Sellers against any and all Liability and expense that the Seller Representatives may incur by reason of taking or continuing to take any such action. The Seller Representatives shall in all cases be fully protected in acting, or refraining from acting, under this Agreement in accordance with a request of Sellers, and such request, and any action taken or failure to act pursuant thereto, shall be binding upon all Sellers.

(e)             Indemnity in General. Sellers shall, severally, indemnify and defend the Seller Representatives with respect to any Liability they may incur in connection with acts taken or not taken under this Agreement, excepting solely and acts taken or not taken constituting willful violation of applicable Law or willful misconduct in the performance of their duties under this Agreement. Seller Representatives shall be entitled to retain counsel of their choosing, and shall be entitled to receive reimbursement of all costs of defense, including attorneys’ fees, upon demand. All amounts due to Seller Representatives under this Section shall first be deducted from the Seller Administrative Expense Fund, and any deficiency shall be paid by each Seller to Seller Representatives on a pro-rata basis, determined by the percentage of the Purchase Price paid to such Seller.

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(f)             Seller Administrative Expense Fund. The Seller Representatives shall hold the Seller Administrative Expense Fund as a fund from which the Seller Representatives shall pay any fees, expenses or costs they incurs\ in performing their rights, duties and obligations under this Agreement and the other documents and instruments executed and delivered pursuant hereto (including this Agreement and the Escrow Agreement) by or on behalf of the Sellers. At such time and from time to time that the Seller Representatives determine in their good faith discretion that a portion of the Seller Administrative Expense Fund will not be required for the payment of such fees, expenses or costs, the Seller Representatives shall distribute to the Sellers such amounts from the Seller Administrative Expense Fund as the Seller Representatives may determine. For Tax purposes, the Sellers will be treated as the owner of the Seller Administrative Expense Fund and any earnings or interest thereon. The Seller Representatives shall report and withhold any Taxes as they determine may be required by any Law in effect at the time of any distribution or otherwise from the Seller Administrative Expense Fund.

Section 12.         Survival; Representation and Warranty Insurance Policy; Exclusive Remedy.

(a)             Survival. The Parties, intending to modify any applicable statute of limitations, agree that:

(i)                    The representations and warranties in this Agreement or in any certificate delivered pursuant to Section 10 (in each case other than the Company Fundamental Representations, the Seller Fundamental Representations and the representations and warranties set forth in Section 3(n) (Taxes)), will in each case survive until the expiration of twelve (12) months following the Closing Date.

(ii)                   The Company Fundamental Representations and the Seller Fundamental Representations will in each case survive until the expiration of fifteen (15) months following the Closing Date.

(iii)                   The representations and warranties set forth in Section 3(n) (Taxes) and the covenants and agreements set forth in Section 8 (Covenants Regarding Tax Matters) shall survive ninety (90) days following the expiration of the applicable statute of limitations (including waivers and extensions thereof).

(iv)                  The survival period for any claims relating to any Fraud committed by the Company, any of the Seller Representatives or any of the Sellers shall be ninety (90) days following the expiration of the applicable statute of limitations (including waivers and extensions thereof).

(v)                  All covenants and agreements that contemplate performance following the Closing contained in this Agreement (other than the covenants and agreements set forth in Section 8 (Covenants Regarding Tax Matters) which are addressed in Section 12(a)(iii) above) shall survive the consummation of the Closing, until performed in full or the obligation to perform shall have expressly expired in accordance with the terms of this Agreement (it being understood that any Claims may be made at any time prior to the expiration of the applicable statute of limitations (taking into account all waivers and

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extensions thereof)). In the case of all other covenants, no Claims shall survive the Closing.

Unless a Claim Certificate is given in accordance with Section 12(d) within the applicable survival period provided in Section 12(a), from and after the termination dates specified in this Section 12(a), there will be no Liability on the part of, nor will any claim be made or makeable by, any Party or any of their respective Affiliates in respect thereof against any other Party to this Agreement. If a Claim Certificate is given in accordance with the terms of Section 12(d) prior to the applicable termination dates specified in this Section 12(a), the claims (and the representation, warranty or covenant underlying each such claim) set forth in the Claim Certificate shall survive with respect to each such claim until such time as each such claim is finally resolved.

(b)            Indemnification. Subject to the limitations set forth in this Section 12, including, without limitation, Section 12(c) and Section 12(h), from and after the Closing, the Sellers, jointly and severally with respect to the Indemnity Escrow Amount and severally and not jointly (in accordance with their respective pro rata portion of any amounts awarded to an Indemnified Person) thereafter, shall indemnify, defend and hold harmless Buyer, its Affiliates and their respective officers, directors, agents and employees (each of the foregoing being referred to individually as an “Indemnified Person” and collectively as “Indemnified Persons”) from and against any and all losses, Liabilities, claims, injuries, obligations, damages, deficiencies, fees, Taxes, costs and expenses (including costs of investigation and defense or amounts paid in settlement and reasonable attorneys’, experts, accountants and advisors fees and expenses) fines, penalties, (collectively, “Indemnifiable Damages”), to the extent arising out of or resulting from (i) any inaccuracy, failure to be true or breach of any representation or warranty made by the Company in Section 3 or made by the Sellers in Section 4 of this Agreement as of the Closing Date (except in the case of representations and warranties which by their terms speak only as of a specific date or dates, which representations and warranties shall be true and correct as of such date) without giving effect to any limitation or qualification on any representation or warranty indicated by the words Material Adverse Effect, material adverse effect, materially or material (which shall be disregarded both for purposes of determining the amount of any Indemnifiable Damages under this Section 12 and the existence of any inaccuracy in or breach of any representation or warranty) (other than the instances in which such qualifiers are used in the last sentence of the second paragraph of Section 3(d), the first sentence of Section 3(g) and any defined terms that contain the word “material” (e.g., Material Supplier), each of which shall be given full effect); (ii) any breach or non-performance of the covenants of this Agreement contemplated by this Agreement by the Company or Sellers; (iii) Fraud; or (iv) any inaccuracies in the Funds Flow Memorandum Indemnity Matters.

(c)             Indemnification Limitations.

(i)                    Notwithstanding anything contained herein to the contrary (other than as to claims that constitute Tax Claims as provided in Section 12(c)(iii) and other than as to claims for Fraud as provided in Section 12(c)(iv), Indemnified Persons shall not be entitled to indemnification with respect to claims that are made pursuant to Section 12(b) for any claim until and unless the Indemnifiable Damages resulting from such individual claim or series of related claims exceeds $75,000 (as further described in clause (vi) below, the “Claim Threshold”), whereupon the Indemnified Persons shall be entitled to

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receive all amounts for losses for any claim (or a group of claims relating to the same facts or circumstances, event or transaction) that are in excess of the Claims Threshold subject to the other limitations of this Section 12 (such claims being referred to as “Qualifying Claims”). Except for Tax Claims as provided in Section 12(c)(iii), Indemnified Persons shall be entitled to payment for Qualifying Claims only as follows: (x) the Qualifying Claim shall be paid solely out of the Indemnity Escrow Amount; and (y) as to the balance of the Qualifying Claim that exceeds the remaining balance of the Indemnity Escrow Amount, such amount shall be paid solely through the R&W Insurance Policy. Notwithstanding the foregoing, the Claim Threshold shall not apply to claims to the extent such claims are (x) caused by Fraud, (y) in connection with or caused by any inaccuracies in the Funds Flow Memorandum Indemnity Matters, or (z) relating to a breach of a representation or a warranty set forth in Section 3(n) (Taxes) or relating to a breach of a covenant or an agreement set forth in Section 8 (Covenants Regarding Tax Matters) (each such claim described in clause (z), a “Tax Claim”). Notwithstanding anything to the contrary set forth herein, except for claims that are caused by Fraud (subject to the terms of Section 12(c)(iv)) or are in connection with any inaccuracies in the Funds Flow Memorandum Indemnity Matters, (1) for claims other than Tax Claims, the aggregate Liability of the Sellers under this Section 12 shall not exceed the remaining balance of the Indemnity Escrow Amount and (2) for claims that constitute Tax Claims (subject to the terms of Section 12(c)(iii)), the aggregate Liability of the Sellers for Tax Claims shall not exceed the remaining balance of the Tax Escrow Amount.

(ii)                    Each Seller agrees to be severally, but not jointly, contractually liable for any amounts owed to the Indemnified Persons with respect to any inaccuracies in the Funds Flow Memorandum Indemnity Matters.

(iii)                   The Sellers’ obligations with respect to Tax Claims shall be subject to the following:

a.               Each Seller agrees to be jointly and severally, contractually liable for any amounts owed to the Indemnified Persons; provided that in no event shall the aggregate Liability of the Sellers with respect to all Tax Claims exceed the sum of the remaining balance of the Tax Escrow Amount..

b.               The Indemnified Persons shall have the right to choose in their sole discretion, with respect to each Tax Claim, to recover such claim, in whole or in part, from (1) the remaining balance of the Tax Escrow Amount or (2) the R&W Insurance Policy (if covered by the R&W Insurance Policy).

(iv)                    The Sellers’ obligations with respect to Fraud shall be subject to the following:

a.               Each Seller agrees to be severally, but not jointly, contractually liable for such Seller’s pro rata portion of any amounts awarded to an Indemnified Person by an arbitral panel or court of competent jurisdiction in a final, non-appealable judgment for Fraud committed by such Seller or by the Company.

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b.               The Liability of each Seller for Fraud in connection with the representations and warranties set forth on Section 4 shall be several and individual obligations of such Seller and no Seller shall be liable to the Indemnified Persons or otherwise responsible for Fraud in connection with the representations and warranties set forth on Section 4 by any other Seller.

c.               The Indemnified Persons shall have the right to choose in their sole discretion, with respect to a claim for Indemnifiable Damages for Fraud, to recover such claim, in whole or in part, from (1) the remaining balance of the Indemnity Escrow Amount or (2) the R&W Insurance Policy (if covered by the R&W Insurance Policy).

(v)                   Indemnifiable Damages in respect of a matter shall be reduced by the amount of (x) any insurance proceeds (other than pursuant to the R&W Insurance Policy) actually received by the Indemnified Person with respect to such matter, net of any costs of collection and any increase in premiums to be paid by the Indemnified Person related to the insurance carrier's payment of such claim; and (y) any amounts realized from indemnification or similar rights against third parties.

(vi)                  Notwithstanding anything to the contrary contained herein, Indemnifiable Damages shall not include consequential, indirect, lost profits, punitive and exemplary damages; provided, however, that this Section 12(c)(vi) shall not limit an Indemnified Party’s right to recovery under this Section 12 for any such damages to the extent such Indemnified Party is required to pay such damages to a third party in connection with a matter for which such Indemnified Party is otherwise entitled to indemnification under this Section 12.

(vii)                 For purposes of determining whether one or more items or a specific claim exceeds the Claim Threshold: (x) all claims or demands arising out of the same or related set of circumstances, facts or occurrence (whether or not occurring at the same moment of time) shall be aggregated; and (y) all claims or demands relating to an occurrence that has the same underlying issue or root cause shall be deemed to be aggregated.

(viii)                The Liability of each Seller for a breach of such Seller’s covenants shall be several and individual obligations of such Seller and no Seller shall be liable to an Indemnified Person for a breach of any covenant by any other Seller.

(ix)                 Except in the case of , Fraud or in respect to any inaccuracies in the Funds Flow Memorandum Indemnity Matters, in no event shall any Seller’s Liability to an Indemnified Person exceed such Seller’s pro rata share of the Cap. For the avoidance of doubt, Seller’s Liability to an Indemnified Person in the case of Fraud or in respect to any inaccuracies in the Funds Flow Memorandum Indemnity Matters shall not be limited to recovery from the Indemnity Escrow Amount.

(d)            Claims. Except as otherwise provided in Section 8(b), to assert a claim for indemnification pursuant to this Agreement, the Indemnified Person, on or before the last day on which the representation, warranty or covenant expires pursuant to Section 12(a) shall deliver to the Seller Representatives a certificate signed by any officer of Buyer (a “Claim Certificate”):

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(i)                    stating that an Indemnified Person has incurred, paid, reserved or accrued, or has reason to believe that it is reasonably likely to be required to incur, pay, reserve or accrue, Indemnifiable Damages as a result of specified facts, circumstances, events or occurrences existing prior to the date of such Claim Certificate;

(ii)                   stating the amount of such Indemnifiable Damages (which, in the case of Indemnifiable Damages not yet incurred, paid, reserved or accrued, may be the amount then reasonably estimated by the Indemnified Person (based upon the information then possessed by the Indemnified Person) to be incurred, paid, reserved, accrued or demanded by a third party as a result of specified facts, circumstances, events or occurrences existing prior to the date of such Claim Certificate); and

(iii)                  describing in reasonable detail (based upon the information then possessed by the Indemnified Person) the Indemnifiable Damages included in the amount so stated and the facts, circumstances and nature of the claim to which such Indemnifiable Damages are related.

At the time of delivery of any Claim Certificate to the Seller Representatives, a duplicate copy of such Claim Certificate shall be delivered to each of the Escrow Agent and the Persons required to be notified pursuant to the R&W Insurance Policy by or on behalf of the Indemnified Person.

(e)             Resolution of Objections to Claims. Except as otherwise provided in Section 8(b), if the Seller Representatives object in writing to any claim or claims by the Indemnified Person made in a Claim Certificate within thirty (30) day of delivery of such Claim Certificate, Buyer and the Seller Representatives shall attempt in good faith for thirty (30) days after receipt by the Indemnified Person of such written objection to resolve such objection. If the Indemnified Person and the Seller Representatives shall so agree, a memorandum setting forth such agreement with joint instructions to the Escrow Agent shall be prepared and signed by both parties and delivered to the Escrow Agent. If no such agreement can be reached during the thirty (30) day period for good faith negotiation, but in any event upon the expiration of such thirty (30) day period, either the Indemnified Person or the Seller Representatives may initiate an action in the manner specified in Section 14(k). The final determination of as to the validity and amount of any claim in such Claim Certificate shall be final, nonappealable, binding and conclusive upon the parties to this Agreement. Judgment upon any award court be entered in any court having jurisdiction.

(f)             R&W Insurance Policy. The Parties acknowledge and agree that Buyer is acquiring the R&W Insurance Policy in connection with the consummation of the transactions contemplated hereby, and Buyer has provided to the Sellers a true and complete copy of the form of the binder for the R&W Insurance Policy. The R&W Insurance Policy is for the sole benefit of the Buyer.

(g)            Limitations on R&W Insurance. Buyer agrees (on behalf of itself and each of its Affiliates (including the Company following Closing)) that (a) except as expressly provided in this Section 12 for payment by Sellers of the Sellers’ Share of the R&W Premium, none of Sellers or any of their Affiliates or Related Persons will have any Liability whatsoever for or under the R&W Insurance Policy (including for any premiums or other amounts payable in respect thereof); (b) the R&W Insurance Policy will at all times provide that the insurer thereunder: (1) waives and agrees

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not to pursue, directly or indirectly, any subrogation rights against the Sellers and their Affiliates and Related Persons (including the Seller Representatives), except for a claim or action for Fraud and (2) agrees that none of Buyer or any of its Affiliates will have any obligation to pursue any claim against any of the Sellers or their Affiliates. The absence of coverage under the R&W Insurance Policy for any reason, including due to exclusions from coverage thereunder or the failure of the R&W Insurance Policy to be in full force and effect for any reason, will not expand, alter, amend, change or otherwise affect any Seller’s Liability under this Section 12. Buyer represents and confirms that the R&W Insurance Policy which is to be bound as of the Closing Date will conform with the provisions set forth in this Section 12(g). The Buyer shall not amend, or waive any right under, the R&W Insurance Policy in a manner that adversely impacts the Sellers without the prior written consent of the Seller Representatives, which consent shall not be unreasonably conditioned, withheld or delayed.

(h)            Exclusive Remedy. Except as expressly specifically set forth in this Agreement, effective as of the Closing, Buyer waives, on behalf of itself, its Affiliates and representatives, any rights, claims and causes of action Buyer may have against the Sellers or their respective Affiliates and Related Persons (including the Seller Representatives) and representatives, to the fullest extent permitted by applicable Law (whether in law or in equity), relating to this Agreement, the transactions contemplated by this Agreement, the Company or the operation of the Business prior to Closing. Without limiting the generality of the foregoing, the rights, claims and causes of action waived by Buyer include claims for contribution or other rights of recovery arising out of or relating to any Laws, claims for breach of representation or warranty, claims for breach of pre-Closing covenants, and all other claims for breach that may be based upon, arise out of, or relate to this Agreement, the Company or the operation of the Business prior to Closing (including breach of contract claim or cause of action based upon, arising out of, or related to any representation or warranty made in or in connection with this Agreement), known or unknown, foreseen or unforeseen, which exist or may arise in the future, that Buyer, may have against the Sellers, or their Affiliates and representatives. Except as otherwise expressly set forth in this Agreement relating to amounts payable from the Indemnity Escrow Amount or the Tax Escrow Amount, and except for claims to the extent caused by Fraud or any inaccuracies in the Funds Flow Memorandum Indemnity Matters (subject to the terms of Section 12(c)(iv), from and after the Closing, without limiting the other restrictions on Sellers’ exposure under Section 12, the R&W Insurance Policy will provide the Buyer’s and the other Indemnified Person’s sole and exclusive remedy for any misrepresentation, breach of warranty or any similar claim arising out of this Agreement, the transactions contemplated by this Agreement, the Company, or the operation of the Business prior to Closing.

(i)              Indemnification by Buyer. Subject to the limitations set forth in this Section 12, the Buyer shall indemnify, defend and hold harmless the Sellers and their Affiliates from and against any and all Indemnifiable Damages to the extent arising out of or resulting from (i) any inaccuracy, failure to be true or breach of any representation or warranty made by the Buyer in Section 5 of this Agreement or any ancillary agreements contemplated by this Agreement; or (ii) any breach or non-performance of the covenants of this Agreement or any ancillary agreements contemplated by this Agreement by the Buyer.

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Section 13.         Termination.

(a)             Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing (it being agreed that the Party hereto terminating this Agreement pursuant to this Section 13(a) shall give prompt written notice of such termination to the other Party or Parties hereto):

(i)                     by mutual written agreement of Buyer and the Seller Representatives;

(ii)                    by either Buyer, on the one hand, or the Seller Representatives, on the other hand, if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any final, nonappealable Order that has the effect of making the consummation of the transactions contemplated hereby illegal or that otherwise prohibits the consummation of the transactions contemplated hereby;

(iii)                   by Buyer, if (a) there has been a material violation, breach or failure to perform by the Company, Sellers of any of their representations, warranties, covenants or agreements contained in this Agreement which, if capable of being cured, has not been cured within five (5) Business Days after written notice thereof from Buyer to the Seller Representatives or waived in writing by Buyer;

(iv)                  by the Seller Representatives, if (a) there has been a material violation, breach or failure to perform by Buyer of any of its representations, warranties, covenants or agreements contained in this Agreement which, if capable of being cured, has not been cured within five (5) Business Days after written notice thereof from the Seller Representatives to Buyer or waived in writing by the Seller Representatives;

(v)                    by Buyer, on the one hand, or the Seller Representatives, on the other hand, if the Closing shall have not been consummated by 5:00 p.m. Pacific Time on February 28, 2022 (the “Outside Date”), or such other date as Buyer and the Seller Representative shall agree upon in writing; provided, however, that Buyer may not terminate this Agreement pursuant to this Section 13(a)(v) if Buyer is in material breach of this Agreement, and the Seller Representatives may not terminate this Agreement pursuant to this Section 13(a)(v) if the Sellers or the Company are in material breach of this Agreement.

(vi)                   by the Seller Representatives, if all of the conditions set forth in Section 9(a) and Section 9(c) shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, provided that such conditions shall have been reasonably capable of being satisfied as of the date of termination of this Agreement), the Seller Representatives have irrevocably given notice to Buyer in writing that the Sellers are prepared to consummate the Closing, and the Buyer fails to consummate the transactions contemplated by the Closing on the date that the Closing should have occurred pursuant to Section 2(e), or, if later, within five (5) Business Days after the delivery of such notice; and

(vii)                  by the Buyer, if all of the conditions set forth in Section 9(a) and Section 9(b) shall have been satisfied or waived (other than those conditions that by their

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terms are to be satisfied at the Closing, provided that such conditions shall have been reasonably capable of being satisfied as of the date of termination of this Agreement), the Buyer has irrevocably given notice to the Company in writing that the Buyer is prepared to consummate the Closing, and the Company fails to consummate the transactions contemplated by the Closing on the date that the Closing should have occurred pursuant to Section 2(e), or, if later, within five (5) Business Days after the delivery of such notice.

(b)            Notice of Termination; Effect of Termination.

(i)                    Any proper and valid termination of this Agreement pursuant to Section 13(a) shall be effective immediately upon the delivery of written notice of the terminating Party to the other Party or Parties hereto, as applicable.

(ii)                    In the event of the termination of this Agreement pursuant to Section 13(a), this Agreement shall be of no further force or effect and no Party (or any partner, owner, director, officer, employee, affiliate, agent or other representative of such Party) shall have any Liability to any other Party or Parties hereto, as applicable, except (a) if such termination results from the willful breach of any of a Party’s representations, warranties, covenants or agreements set forth in this Agreement prior to such termination, such party will be liable for all damages actually incurred or suffered by the other Party as a result of such willful breach, (b) with respect to the obligations of the Buyer under Section 6(h) that survive the termination of this Agreement, (c) Sections 14(b)-(n) to the extent such clauses relate to subsections (a) and (b) of this paragraph.

Section 14.         Miscellaneous.

(a)             Disclosure Schedule.

(i)                    Company has prepared the disclosure schedule attached to this Agreement (the “Disclosure Schedule”) and delivered it to Buyer on the date hereof. The Disclosure Schedule shall be arranged by sections to correspond to the sections of this Agreement. Any fact or item disclosed on any section of the Disclosure Schedule shall be deemed disclosed on all other sections to which an appropriate cross reference is made or on all other sections where it is reasonably apparent on the face of such disclosure that such disclosure applies to such other sections of the Disclosure Schedule. The Disclosure Schedule shall qualify the representations and warranties set forth in this Agreement and/or set forth other information required by this Agreement but shall not otherwise be interpreted as additional or independent representations or warranties. The inclusion of any item on the Disclosure Schedule shall not constitute an admission that a violation, right of termination, default, liability or other obligation of any kind exists with respect to such item, but rather is intended only to qualify certain representations and warranties in this Agreement and/or to set forth other information required by this Agreement. The inclusion of a Contract on Section 3(j) of the Disclosure Schedule shall not constitute an admission that such Contract is a material Contract.

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(ii)                  Disclosure Schedule Updates. If the Company becomes aware of, or there occurs, after the date of this Agreement any fact or condition that renders any representation or warranty made by the Company in Section 3 untrue in any material respect, the Company will promptly (but in any event within five (5) Business Days after learning of such facts) deliver to Buyer a supplement to the Disclosure Schedule specifying any needed change. Except where such supplement would have or would reasonably be expected to have a Material Adverse Effect or would or would be expected to materially delay or impair the Closing, any such supplement to the Disclosure Schedule shall not be given effect for purposes of the conditions which are required to be satisfied by the Sellers under Section 9(c). Such supplement shall not be deemed a qualification to the applicable representations and warranties for purposes of, and shall not be taken into account when, determining whether there has been a breach of any representation or warranty for purposes of the indemnification provisions under Section 12.

(iii)                   The parties mutually agree that the Calculation of Net Working Capital Target, Example NWC Calculation, Example Adjusted Debt Calculation, Example Cash Calculation, Form of R&W Insurance Policy, and Form of Fund Flow Memorandum included as Sections B-1 through B-4, Section E and F of the Disclosure Schedule, respectively, are in agreed upon form amongst the parties for purposes of this Agreement.

(b)            Notices. All notices, requests, demands and other communications under this Agreement shall be given in writing and shall be personally delivered; sent by email transmission (as a .pdf or .tif attachment); or sent by registered or certified U.S. mail, return receipt requested and postage prepaid; or by private overnight mail courier service, as follows:

If to Buyer, to:

Foot Locker Retail, Inc.

330 West 34th Street

New York, New York 10001

Attention: General Counsel

Email: Sclarke@footlocker.com

           rbrodwin@footlocker.com

with a copy to (which shall not constitute notice), to:

Foot Locker Retail, Inc.

330 West 34th Street

New York, New York 10001

Attention: Chief Financial Officer

Email: apaige@footlocker.com

and

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Attention: Michael Chitwood

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Email: Michael.Chitwood@skadden.com

If to the Sellers or the Seller Representatives (or to the Company, prior to Closing), to:

F. Barron Fletcher III

Riata Capital Group

3889 Maple Avenue, Parkland Hall, Suite 220

Dallas, TX 75219

Email: bfletcher@riatacapital.com

with a copy to (which shall not constitute notice), to:

Mark Early

Vinson & Elkins LLP

Trammell Crow Center

2001 Ross Avenue, Suite 3900

Dallas, TX 75201-2975

Tel 214.220.7895

Fax 214.999.7895

Cell 214.686.4951

mearly@velaw.com

Eric Alon

6060 Clear Valley Road

Hidden Hills, CA 91302

Email: ericwsspersonal@gmail.com

with a copy to (which shall not constitute notice), to:

Manatt, Phelps & Phillips, LLP

2049 Century Park East

Suite 1700

Los Angeles, CA 90067

Attention: Richard J. Maire

Telephone: (310) 312 4168

Cell: (213) 503-5013

Facsimile: 310 996-7049

Rmaire@manatt.com

or to such other Person or address as any Party shall have specified by notice in writing to the other Parties. If personally delivered, such communication shall be deemed delivered upon actual receipt; if sent by email, such communication shall be deemed delivered the day of the transmission or, if the transmission is not made on a Business Day before 5:00 p.m. (Pacific Time Time) at the place of receipt, the first Business Day after transmission (and sender shall bear the burden of proof of delivery); if sent by U.S. mail, such communication shall be deemed delivered as of the

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date of delivery indicated on the receipt issued by the relevant postal service or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal; and if sent by overnight courier, such communication shall be deemed delivered upon receipt. Change of contact information may be effected by delivery of notice to the other parties in the manner specified in this Section.

(c)             Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(d)            Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or arbitral panel declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

(e)             Entire Agreement; Amendment. This Agreement (including the Exhibits and Schedules attached hereto), together with the other agreements and instruments referred to herein, constitutes the entire agreement of the Parties and supersedes all prior agreements and undertakings (including any indication of interest or any letter of intent entered into among any of the Parties), both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other Person any rights or remedies hereunder. There have been and are no representations, warranties or covenants among the Parties other than those set forth or provided for in this Agreement. This Agreement may only be amended by a written instrument signed by Buyer and the Company, prior to Closing, and the Buyer and the Seller Representatives, after the Closing.

(f)              Assignment. None of the Parties may assign, transfer or otherwise encumber this Agreement or its rights or obligations hereunder, in whole or in part, whether voluntarily or by operation of Law, without the prior written consent of the other Parties, and any attempted assignment without such consent shall be void and without legal effect.

(g)             Parties in Interest; Non-Recourse. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and its successors, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement, except as provided in Section 6(i) and for the provisions of Section 12, which are intended to be for the benefit of the Persons referred to therein and may be enforced by such Persons following the Closing. This Agreement may only be enforced against the Parties hereto (and their successors and assigns). All claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of, or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the Persons that are expressly identified as Parties

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(and their successors and assigns), and no officer, director, partner, manager, equityholder, employee, consultant, representative, agent or Affiliate of the Company or any Party (including any Person negotiating or executing this Agreement on behalf of a Party) shall have any liability or obligation with respect to this Agreement or with respect to any claim or cause of action (whether in contract, tort or otherwise) that may arise out of or relate to this Agreement, or the negotiation, execution, or performance of this Agreement (including a representation or warranty made in connection with this Agreement or as an inducement to enter into this Agreement).

(h)             Expenses. Except as otherwise provided herein, all fees and expenses incurred (or required under applicable Law to be incurred/paid) by any Party in connection with this Agreement and the transactions contemplated hereby shall be borne and paid solely and entirely by the Party or Parties, as applicable, incurring such expenses. Any filing fees payable by any Party or the Company under the Hart–Scott–Rodino Antitrust Improvements Act of 1976 in connection with the transactions contemplated by this Agreement shall be borne by the Buyer.

(i)              Attorneys’ Fees. In any action or proceeding among Parties (i) brought to enforce any provision of this Agreement, (ii) in which any claim is asserted under this Agreement, or (iii) where any provision of this Agreement is validly asserted as a defense, the prevailing Party in such action or proceeding shall be entitled to recover from the non-prevailing Party such Party’s reasonable attorneys’ fees and court costs, in addition to any other available remedy.

(j)               Governing Law. This Agreement shall be governed by the laws of the internal State of Delaware, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

(k)             Waiver of Jury Trial; Jurisdiction; Venue. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. Subject to Section 2(f)(ii), each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of (i) any federal court of the United States of America sitting in the District of Delaware, and (ii) the Court of Chancery in the City of Wilmington, New Castle County, Delaware, and any appellate court from any of such courts, in any actions arising out of or relating to this Agreement and any transactions contemplated hereby for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (a) agrees not to commence any such action except in such courts, (b) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any action in such courts, and (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action in such courts. Each of the Parties agrees that a final judgment in any such action will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 14(b). Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

(l)              Specific Performance. The parties acknowledge and agree that a Party’s failure to close the transactions contemplated by this Agreement following satisfaction or waiver of all

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closing conditions in favor of such Party may result in irreparable harm to the other Parties and that damages may not be an adequate remedy. Accordingly, the parties further agree that the such other Parties shall have the right to pursue the remedy of specific performance, whether sought in arbitration proceedings or a court of competent jurisdiction. Any requirement for bond is hereby waived.

(m)         Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Signatures delivered by facsimile or by e-mail in portable document format (“pdf”) shall be binding for all purposes hereof.

(n)            Interpretation. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Party. Unless the context otherwise requires, as used in this Agreement: (i) an accounting term not otherwise defined herein has the meaning ascribed to it in accordance with GAAP as in effect on the date hereof; (ii) “or” is not exclusive; (iii) “including” and its variants mean “including, without limitation” and its variants; (iv) words defined in the singular have the parallel meaning in the plural and vice versa; (v) references to “written” or “in writing” include in electronic form; (vi) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Exhibits and Schedules hereto; (vii) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms; (viii) the word “will” shall be construed to have the same meaning and effect as the word “shall;” (ix) references to “dollars” or “$” in this Agreement shall mean United States dollars; (x) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (xi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, contract rights and real and personal property; (xii) reference to a particular statute, regulation or Law means such statute, regulation or Law as amended or otherwise modified from time to time prior to the date hereof; (xiii) all Sections, Schedules and Exhibits referred to herein are, respectively, Sections of, and Schedules and Exhibits to, this Agreement; and (xiv) for purposes of counting the number of days: (i) the day of the event that triggers the period is excluded; (ii) each day is counted, including intermediate days that are not Business Days except if Business Days are specified in which case only such Business Days are to be counted; and (iii) the last day of the period is included, but if the last day is a day that is not a Business Day, the period continues to run until the end of the next day that is a Business Day provided that in the case of counting Business Days, such last day may only be a Business Day. The “Recitals” are a part of the substantive part of this Agreement.

(o)            Damages Limitation. EXCEPT AS OTHERWISE PROVIDED FOR IN THIS AGREEMENT, no party shall, in any event, be liable to any other Person for any consequential, incidental, indirect, special, EXEMPLARY or punitive damages of such other Person, including loss of revenue, income or profits, diminution of value or loss of business

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reputation or opportunity relating to the breach or alleged breach of this Agreement and, in particular, no “multiple of profits” or “multiple of cash flow” or similar valuation methodology shall be used in calculating the amount of any Losses or Damages.

(p)            Legal Privilege and other Matters.

(i)                    The Buyer, for itself and its Affiliates (including the Company after Closing) and their respective successors and assigns, hereby irrevocably acknowledges and agrees that as to all communications between the Company, and its counsel, Manatt, Phelps & Phillips, LLP (“Manatt”) and the Sellers and their counsel, made in connection with the negotiation, preparation, execution, delivery and closing under this Agreement the attorney-client privilege and expectation of client confidence are property of the Sellers and belong solely to the Seller Representatives on behalf of the Sellers, and neither the Buyer nor any of its Affiliates (including the Company after Closing), nor any Person purporting to act on behalf of or through the Buyer or any of its Affiliates, will seek to use the same to the extent it remains privileged following the Closing.

(ii)                    Each of the Parties acknowledges and agrees that Manatt has acted as counsel to the Company in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. Buyer agrees, and shall cause the Company to agree, that, following consummation of the transactions contemplated hereby, such prior representation of the Company by Manatt shall not preclude Manatt from serving as counsel to the Seller Representatives, the Sellers, or any director, member, shareholder, partner, officer or employee of the Sellers, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the Parties hereto hereby consents thereto and waives any conflict of interest arising solely from such prior representation.

(Remainder of page intentionally left blank; signature page follows)

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IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date first set forth above.

BUYER:

FOOT LOCKER RETAIL, INC.

By:	/s/ Scott Martin
Name: Scott Martin Its: Executive Vice President, Chief Executive Officer APAC and Chief Strategy and Development Officer

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date first set forth above.

COMPANY:

EUROSTAR, INC.

By:	/s/ Eric Alon
Name: Eric Alon Its: Chief Executive Officer

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date first set forth above.

SELLER REPRESENTATIVES:

/s/ F. Barron Fletcher III
F. Barron Fletcher III

/s/ Eric Alon
Eric Alon

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date first set forth above.

SELLERS:

RIATA WSS HOLDINGS, LLC

By: RIATA WSS GP, LLC, its Manager

By:	/s/ F. Barron Fletcher III
Name: F. Barron Fletcher III Its: Authorized Officer

In its capacity as a holder of Series A-1 Preferred Stock, Series C Preferred Stock, Class B-1 Common Stock, and Class B-3 Common Stock.

RIATA WSS III, LP

By: RIATA WSS GP, LP, its General Partner By: RIATA WSS GP, LLC, its General Partner

By:	/s/ F. Barron Fletcher III
Name: F. Barron Fletcher III Its: Authorized Officer

In its capacity as a holder of Series C Preferred Stock and Class B-3 Common Stock.

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date first set forth above.

SELLERS:

DOS RIOS PARTNERS, L.P.

By: DOS RIOS GROUP, LLC, its General Partner

By:	/s/ John K. Turner
Name: John K. Turner Its: Manager

In its capacity as a holder of Series A-2 Preferred Stock, Series C Preferred Stock, Class B-2 Common Stock and Class B-3 Common Stock.

DOS RIOS PARTNERS-A, L.P.

By: DOS RIOS GROUP, LLC, its General Partner

By:	/s/ John K. Turner
Name: John K. Turner Its: Manager

In its capacity as a holder of Series A-2 Preferred Stock, Series C Preferred Stock, Class B-2 Common Stock and Class B-3 Common Stock.

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date first set forth above.

SELLERS:

/s/ Eric Alon
Eric Alon

In his capacity as a holder of Series C Preferred Stock, Class A Common Stock, and Class B-3 Common Stock

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date first set forth above.

SELLERS:

/s/ Richard Thomas Mina
Richard Thomas Mina

In his capacity as a holder of Series C Preferred Stock, Class A Common Stock, and Class B-3 Common Stock

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date first set forth above.

SELLERS:

/s/ Jeffrey D. Porter
Jeffrey D. Porter

In his capacity as a holder of Series C Preferred Stock, Class A Common Stock, and Class B-3 Common Stock

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date first set forth above.

SELLERS:

/s/ William Argueta
William Argueta

In his capacity as a holder of Series C Preferred Stock, Class A Common Stock, and Class B-3 Common Stock

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date first set forth above.

SELLERS:

/s/ Plutarco Mendoza Guadarrama
Plutarco Mendoza Guadarrama

In his capacity as a holder of Series C Preferred Stock, Class A Common Stock, and Class B-3 Common Stock

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date first set forth above.

SELLERS:

/s/ Carl Collins-Cepeda
Carl Collins-Cepeda

In his capacity as a holder of Series C Preferred Stock, Class B-3 Common Stock and Class A Common Stock Options

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date first set forth above.

SELLERS:

/s/ Daniel Nuthals
Daniel Nuthals

In his capacity as a holder of Class A Common Stock and Class A Common Stock Options

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date first set forth above.

SELLERS:

/s/ Ron Briskie
Ron Briskie

In his capacity as a holder of Class A Common Stock

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date first set forth above.

SELLERS:

/s/ Steve O’Neal
Steve O’Neal

In his capacity as a holder of Class A Common Stock

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date first set forth above.

SELLERS:

/s/ Tyrone F. Munn
Tyrone F. Munn

In his capacity as a holder of Class A Common Stock and Class A Common Stock Options

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date first set forth above.

SELLERS:

/s/ Christopher A. Cruz
Christopher A. Cruz

In his capacity as a holder of Class A Common Stock and Class A Common Stock Options

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date first set forth above.

SELLERS:

/s/ Audrey Fendell
Audrey Fendell

/s/ Roderick P. Aiken
Roderick P. Aiken

/s/ Mongkol Boonkrong
Mongkol Boonkrong

/s/ Lena Jeffrey
Lena Jeffrey

/s/ Brandon L. Leefers
Brandon L. Leefers

/s/ Terri Dickins
Terri Dickins

In his or her respective capacity as a holder of Class A Common Stock Options